                                                                   EXHIBIT 10.11

                                CREDIT AGREEMENT





                         Dated as of December 26, 2001





                                     among





                            MODTECH HOLDINGS, INC.,


                                  as Borrower,


                            THE LENDERS NAMED HEREIN


                                      and


                    WELLS FARGO BANK, NATIONAL ASSOCIATION,

                            as Administrative Agent

                                TABLE OF CONTENTS


                                                                                         Page
                                                                                         ----
Article 1. DEFINITIONS AND ACCOUNTING TERMS.............................................. 1
   1.1     Defined Terms................................................................. 1
   1.2     Use of Defined Terms..........................................................31
   1.3     Accounting Terms; Covenant Calculations.......................................31
   1.4     Rounding......................................................................31
   1.5     Exhibits and Schedules........................................................31
   1.6     References to "Borrower and its Subsidiaries".................................31
   1.7     Miscellaneous Terms...........................................................31

Article 2. ADVANCES AND LETTERS OF CREDIT................................................32
   2.1     Advances-General..............................................................32
   2.2     Alternate Base Rate Advances..................................................33
   2.3     Eurodollar Rate Advances......................................................34
   2.4     Conversion and Continuation of Advances.......................................34
      (a)  Optional Conversion...........................................................34
      (b)  Certain Mandatory Conversions.................................................35
      (c)  Continuations.................................................................35
   2.5     Letters of Credit.............................................................36
   2.6     Termination or Reduction of the Commitments...................................39
      (a)  Optional......................................................................39
      (b)  Mandatory.....................................................................39
      (c)  Reduction Pro Rata; No Reinstatements.........................................40
   2.7     Administrative Agent's Right to Assume Funds Available for Advances...........40
   2.8     Swing Line....................................................................40
   2.9     Collateral....................................................................42

Article 3. PAYMENTS AND FEES.............................................................43
   3.1     Principal and Interest........................................................43
   3.2     Unused Revolving Facility Commitment Fee......................................44
   3.3     Closing Fee; Agency Fee etc...................................................44
   3.4     Letter of Credit Fees.........................................................45
   3.5     Increased Commitment Costs....................................................45
   3.6     Eurodollar Costs and Related Matters..........................................46
   3.7     Late Payments and Default Rate................................................49
   3.8     Computation of Interest and Fees..............................................50
   3.9     Non-Banking Days..............................................................50
   3.10    Manner and Treatment of Payments..............................................50
   3.11    Funding Sources...............................................................51
   3.12    Failure to Charge Not Subsequent Waiver.......................................51

   3.13    Administrative Agent's Right to Assume Payments Will be Made..................52
   3.14    Fee Determination Detail......................................................52
   3.15    Survivability.................................................................52

Article 4. REPRESENTATIONS AND WARRANTIES................................................53
   4.1     Existence and Qualification; Power; Compliance With Laws......................53
   4.2     Authority; Compliance With Other Agreements and Instruments and Government
           Regulations...................................................................53
   4.3     No Governmental Approvals Required............................................54
   4.4     Subsidiaries..................................................................54
   4.5     Financial Statements..........................................................55
   4.6     No Other Liabilities; No Material Adverse Changes.............................55
   4.7     Title to and Location of Property.............................................55
   4.8     Intangible Assets.............................................................55
   4.9     Public Utility Holding Company Act............................................56
   4.10    Litigation....................................................................56
   4.11    Binding Obligations...........................................................56
   4.12    No Default....................................................................56
   4.13    ERISA.........................................................................56
   4.14    Regulation U; Investment Company Act..........................................57
   4.15    Disclosure....................................................................57
   4.16    Tax Liability.................................................................57
   4.17    Projections...................................................................58
   4.18    Hazardous Materials...........................................................58
   4.19    Security Interests............................................................58
   4.20    Employee Matters..............................................................58
   4.21    Fiscal Year...................................................................59
   4.22    Solvency......................................................................59
   4.23    Trac Modular..................................................................59

Article 5. AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION AND REPORTING REQUIREMENTS).....60
   5.1     Payment of Taxes and Other Potential Liens....................................60
   5.2     Preservation of Existence.....................................................60
   5.3     Maintenance of Properties.....................................................60
   5.4     Maintenance of Insurance......................................................60
   5.5     Compliance With Laws..........................................................61
   5.6     Inspection Rights.............................................................62
   5.7     Keeping of Records and Books of Account.......................................62
   5.8     Compliance With Agreements....................................................62
   5.9     Use of Proceeds...............................................................62
   5.10    Hazardous Materials Laws......................................................62
   5.11    Future Subsidiaries; Additional Security Documentation........................63
   5.12    Intercompany Notes............................................................63
   5.13    Syndication Process...........................................................63
   5.14    Interest Rate Protection Agreements...........................................63

   5.15    Landlord Waivers and Consents.................................................63

Article 6. NEGATIVE COVENANTS............................................................65
   6.1     Prepayment of Indebtedness....................................................65
   6.2     Prepayment of Subordinated Obligations........................................65
   6.3     Disposition of Property.......................................................65
   6.4     Mergers.......................................................................65
   6.5     Hostile Tender Offers.........................................................66
   6.6     Distributions.................................................................66
   6.7     ERISA.........................................................................66
   6.8     Change in Nature of Business..................................................66
   6.9     Liens and Negative Pledges....................................................66
   6.10    Indebtedness and Guaranty Obligations.........................................67
   6.11    Transactions with Affiliates..................................................68
   6.12    Funded Debt Ratio.............................................................68
   6.13    Fixed Charge Coverage Ratio...................................................68
   6.14    Current Ratio.................................................................68
   6.15    Tangible Net Worth............................................................68
   6.16    Investments and Acquisitions..................................................68
   6.17    Capital Expenditures..........................................................69
   6.18    Operating Leases..............................................................69
   6.19    Subsidiary Indebtedness.......................................................69
   6.20    Amendments....................................................................69
   6.21    Change in Location of Chief Executive Offices, Jurisdiction of
           Organization and Assets.......................................................69
   6.22    Use of Lender's Name..........................................................70
   6.23    Change of Fiscal Periods......................................................70
   6.24    Certain Other Restricted Payments.............................................70
   6.25    Deposits and Investment Accounts..............................................70

Article 7. INFORMATION AND REPORTING REQUIREMENTS........................................71
   7.1     Financial and Business Information............................................71
   7.2     Compliance Certificates.......................................................74

Article 8. CONDITIONS....................................................................75
   8.1     Initial Advances..............................................................75
   8.2     Any Advance...................................................................78

Article 9. EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT..........................79
   9.1     Events of Default.............................................................79
   9.2     Remedies Upon Event of Default................................................81

Article 10. THE ADMINISTRATIVE AGENT.....................................................84
   10.1    Appointment and Authorization.................................................84
   10.2    Administrative Agent and Affiliates...........................................84
   10.3    Proportionate Interest in any Collateral......................................84

   10.4    Lenders' Credit Decisions.....................................................84
   10.5    Action by Administrative Agent................................................85
   10.6    Liability of Administrative Agent.............................................86
   10.7    Indemnification...............................................................87
   10.8    Successor Administrative Agent................................................87
   10.9    No Obligations of Borrower....................................................88

Article 11. MISCELLANEOUS................................................................89
   11.1    Cumulative Remedies; No Waiver................................................89
   11.2    Amendments; Consents..........................................................89
   11.3    Costs, Expenses and Taxes.....................................................90
   11.4    Nature of Lenders' Obligations................................................91
   11.5    Survival of Representations and Warranties....................................91
   11.6    Notices.......................................................................91
   11.7    Execution of Loan Documents...................................................91
   11.8    Binding Effect; Assignment....................................................92
   11.9    Right of Setoff...............................................................94
   11.10   Sharing of Setoffs............................................................94
   11.11   Indemnity by Borrower.........................................................95
   11.12   Nonliability of the Lenders...................................................96
   11.13   No Third Parties Benefited....................................................97
   11.14   Confidentiality...............................................................97
   11.15   Further Assurances............................................................98
   11.16   Integration...................................................................98
   11.17   Governing Law.................................................................98
   11.18   Severability of Provisions....................................................99
   11.19   Headings......................................................................99
   11.20   Time of the Essence...........................................................99
   11.21   Foreign Lenders and Participants..............................................99
   11.22   Hazardous Material Indemnity.................................................100
   11.23   Waiver of Right to Trial by Jury.............................................100
   11.24   Purported Oral Amendments....................................................101


EXHIBITS

A       -      Assignment and Acceptance
B       -      Commercial Letter of Credit Agreement
C       -      Compliance Certificate
D       -      Opinion of Counsel
E       -      [Reserved]
F       -      Pledge Agreement
G       -      Pricing Certificate
H       -      Request for Borrowing
I       -      Request for Continuation/Conversion
J       -      Request for Letter of Credit

K       -      Revolving Note
L       -      Security Agreement
M       -      Standby Letter of Credit Agreement
N       -      Subsidiary Guaranty
O       -      Term Note

SCHEDULES

1.1     Lender Commitments/Pro Rata Shares

1.2     Material Contracts

4.4     Subsidiaries

4/7A    Existing Liens, Negative Pledges and Rights of Others

4.7B    Location of Property

4.8     Intangible Assets; Restrictions on Use

4.10    Material Litigation

4.17    Projections

4.18    Hazardous Materials Matters

6.10    Existing Indebtedness and Guaranty Obligations

6.16    Existing Investments

6.21    Locations of Chief Executive Offices and Assets

                                CREDIT AGREEMENT

                          Dated as of December 26, 2001


               This CREDIT AGREEMENT (as amended, supplemented or otherwise modified from time to time, this "Agreement") is entered into by and among MODTECH HOLDINGS, INC., a Delaware corporation ("Borrower"), each lender whose name is set forth on the signature pages of this Agreement and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8 (each a "Lender" and collectively, "Lenders"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.

               In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   Article 1.
                        DEFINITIONS AND ACCOUNTING TERMS

               1.1 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

               "Account Debtor" means any Person who is obligated under an Account.

               "Accounts" means all "accounts," as such term is defined in the UCC, now owned or hereafter acquired by any Person, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by "chattel paper," "documents" or "instruments" (as such terms are defined in the UCC)), whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations that may be characterized as an account or contract right under the UCC), (b) all purchase orders or receipts for goods or services, (c) all rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guaranties of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

               "Acquired Person" means (a) any Person that is the subject of an Acquisition after the Closing Date and (b) any assets constituting a discrete business or operation unit that is the subject of an Acquisition after the Closing Date.

               "Acquisition" means any transaction, or any series of related transactions, consummated after the Closing Date, by which Borrower or any of its Subsidiaries directly or indirectly (a) acquires any ongoing business or all or substantially all of the assets of any firm, partnership, joint venture, limited liability company, corporation or division thereof, whether through purchase of assets, merger or otherwise, (b) acquires in one transaction or as the most recent transaction in a series of transactions control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (c) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person that is not managed by a board of directors or other governing body.

               "Administrative Agent" means Wells Fargo when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

               "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

               "Advance" means any advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Revolving Advance and Term Advance.

               "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100 record holders of such interests, will be deemed to be an Affiliate of such corporation, partnership or other Person.

               "Aggregate Effective Amount" means, as of any date of determination and with respect to all Letters of Credit then outstanding, the sum of (a) the aggregate effective face amounts of all such Letters of Credit not then paid by Issuing Lender plus (b) the aggregate amounts paid by Issuing Lender under such Letters of Credit not then reimbursed to Issuing Lender by Borrower pursuant to Section 2.5(d) and not the subject of one or more Advances made pursuant to
        Section 2.5(e) or (f).

               "Alternate Base Rate" means, as of any date of determination, the rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the higher of

        (a) the Prime Rate in effect on such date and (b) the Federal Funds Rate in effect on such date plus 1/2 of 1% (50 basis points).

               "Alternate Base Rate Advance" means an Advance that bears interest in relation to the Alternate Base Rate as provided in Section 3.1(b).

               "Amortization Date" means, with respect to Term Borrowings, March 31, 2002, each Quarterly Payment Date thereafter through the Term Maturity Date, and the Term Maturity Date.

               "Applicable Alternate Base Rate Margin" means, with respect to any Alternate Base Rate Advance, (a) for the Initial Pricing Period, 0.25% (25 basis points) per annum with respect to each and (b) for each other Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:


                             Applicable
                              Pricing
                               Level             Margin
                            ----------           ------
                                I                   0
                                II                 25
                                III                50


               "Applicable Commitment Fee Margin" means, (a) for the Initial Pricing Period, 0.375% (37.5 basis points) per annum, and (b) for each other Pricing Period, the margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing
        Period:


                             Applicable
                               Pricing
                                Level            Margin
                            ----------           ------
                                I                  25
                                II               37.5
                                III              37.5


               "Applicable Eurodollar Rate Margin" means, with respect to any Eurodollar Rate Advance, (a) for the Initial Pricing Period, 1.50% (150 basis points) per annum and (b) for each other Pricing Period, the interest rate margin set forth below (expressed in basis points per annum) opposite the Applicable Pricing Level for that Pricing Period:

                             Applicable
                              Pricing
                               Level            Margin
                            ----------          ------
                                 I                125
                                II                150
                               III                175


               "Applicable Pricing Level" means, for each Pricing Period subsequent to the Initial Pricing Period, the pricing level set forth below opposite the Leverage Ratio as of the last day of the Fiscal Quarter most recently ended prior to the commencement of that Pricing
        Period:


                    Pricing Level          Funded Debt Ratio
                    -------------          -----------------
                         I                 Less than 1.00 to 1.00
                        II                 Greater than or equal to 1.00 to 1.00,
                                           but less than 1.50 to 1.00
                       III                 Greater than or equal to 1.50 to 1.00


        provided that (i) in the event that Borrower does not deliver a Pricing Certificate with respect to any Pricing Period prior to the commencement of such Pricing Period, then until (but only until) such Pricing Certificate is delivered the Applicable Pricing Level for that Pricing Period shall be Pricing Level V, and, subject to clause (iii) of this proviso, if upon delivery of such Pricing Certificate a change is warranted in the Applicable Pricing Level for such Pricing Period, such change shall be effective on the first Banking Day of the first calendar month beginning after delivery of such Pricing Certificate, and (iii) if any Pricing Certificate is subsequently determined to be in error, then any resulting change in the Applicable Pricing Level shall be made retroactively to the beginning of the relevant Pricing Period. Changes in the Applicable Pricing Level shall occur irrespective of the presence or absence of an Event of Default, and the changes resulting from time to time in the Applicable Eurodollar Rate Margin or the Applicable Alternate Base Rate Margin shall apply and be payable cumulatively with, not in lieu of, any Default Rate then applicable.

               "Applicable Standby Letter of Credit Fee Rate" means, as of any date of determination, the then effective Applicable Eurodollar Rate Margin.

               "Approved Interest Rate Protection Agreements" means one or more Interest Rate Protection Agreements between Borrower and one or more of the Lenders, with respect to the Indebtedness evidenced by the Term Notes, which Interest Rate Protection Agreements, in each case, shall be on terms mutually acceptable to Borrower, the Lender or Lenders party thereto, and the Administrative Agent.

               "Approved Shareholders" means, collectively, Infrastructure and Environmental Private Equity Fund III, L.P. and its Affiliates, Environmental & Information Technology Private Equity Fund III, L.P. and its Affiliates, Proactive Partners, L.P. and its Affiliates, KRG Capital Partners, LLC and its members and NationsCredit Commercial Corporation and its Affiliates.

               "Arranger" means Wells Fargo Bank, National Association.

               "Assignment and Acceptance" means an assignment and acceptance agreement substantially in the form of Exhibit A.

               "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in California, or New York.

               "BofA Credit Facilities" means the credit facilities provided to Borrower pursuant to that certain Credit Agreement dated as of February 16, 1999 among Borrower, certain Subsidiaries of Borrower named therein, the Lenders party thereto, Nationsbanc Montgomery Securities LLC, as Sole Lead Arranger and Sole Book Manager, and Bank of America, N.A., (formerly Nationsbank, N.A.), as Administrative Agent, as such Credit Agreement may have been amended, supplemented or otherwise modified prior to the Closing Date.

               "Borrowing" means a Revolving Borrowing or a Term Borrowing.

               "Capital Expenditure" means any expenditure that is treated as a capital expenditure under GAAP, including any expenditure that is required to be capitalized in accordance with GAAP that relates to an asset subject to a Capital Lease.

               "Capital Lease" means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with GAAP (including Financial Accounting Standards Board Statement No. 13, as amended or superseded from time to time), recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP.

               "Capital Lease Obligations" means all monetary obligations of a Person under any Capital Lease.

               "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

               "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in:

                       (a) Government Securities due within one year after the date of the making of the Investment;

                       (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State or any public agency or instrumentality thereof given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year from the making of the Investment;

                       (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any bank incorporated under the Laws of the United States of America, any State thereof or the District of Columbia and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, or total assets of at least $5,000,000,000, in each case due within one year after the date of the making of the Investment

                       (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and repurchase agreements covering Government Securities executed by any Lender or any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital, surplus and undivided profits of at least $500,000,000, or total assets of at least $15,000,000,000, in each case due within one year after the date of the making of the Investment;

                       (e) repurchase agreements covering Government Securities executed by a broker or dealer registered under Section 15(b) of the Securities Exchange Act of 1934, as amended, having on the date of the Investment capital of at least $50,000,000, due within 90 days after the date of the making of the Investment; provided that the maker of the Investment receives written confirmation of the transfer to it of record ownership of the Government Securities on the books of a "primary dealer" in such Government Securities or on the books of such registered broker or dealer, as soon as practicable after the making of the Investment;

                       (f) readily marketable commercial paper or other debt securities issued by corporations doing business in and incorporated under the Laws of the United States of America or any State thereof or of any corporation that is the holding company for a bank described in clause (c) or (d) above given on the date of such Investment a credit rating of at least P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within one year after the date of the making of the Investment;

                       (g) "money market preferred stock" issued by a corporation incorporated under the Laws of the United States of America or any State thereof (i) given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case having an investment period not exceeding 50 days or (ii) to the extent that investors therein have the benefit of a standby letter of credit issued by Lender or a bank described in clauses
        (c) or (d) above; provided that (y) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (z) the aggregate amount of all such Investments does not exceed $15,000,000;

                       (h) a readily redeemable "money market mutual fund" sponsored by a bank described in clause (c) or (d) hereof, or a registered broker or dealer described in clause (e) hereof, that has and maintains an investment policy limiting its investments primarily to instruments of the types described in clauses (a) through (g) hereof and given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.); and

                       (i) corporate notes or bonds having an original term to maturity of not more than one year issued by a corporation incorporated under the Laws of the United States of America, or a participation interest therein; provided that (i) commercial paper issued by such corporation is given on the date of such Investment a credit rating of at least Aa by Moody's Investors Service, Inc. and AA by Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), (ii) the amount of all such Investments issued by the same issuer does not exceed $5,000,000 and (iii) the aggregate amount of all such Investments does not exceed $15,000,000.

               "Cash Taxes" means, with respect to any fiscal period, the aggregate of all taxes, as determined in accordance with GAAP, of Borrower and its Subsidiaries, to the extent the same are paid in Cash during such period.

               "category", when used with respect to any Advance, means the designation of whether such Advance is a Revolving Advance or a Term Advance.

               "Certificate" means a certificate signed by a Senior Officer or Responsible Official (as applicable) of the Person providing the certificate.

               "Change in Control" means any of the following events: (a) the sale, lease, transfer or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Borrower and its Subsidiaries taken as a whole to any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), (b) Borrower shall fail to own, directly or indirectly, 100% of the outstanding capital stock or other equity interests of any Guarantor (other than Trac Modular Manufacturing, Inc.) or at least 80% of the outstanding capital stock or other equity interests of Trac Modular Manufacturing, Inc., (c) any Person or two or more Persons acting in concert (in each case other than the Approved Shareholders) shall have acquired beneficial ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over, 33 1/3% or more of the capital stock or other equity interests of Borrower, (d) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24-month period were directors of Borrower (together with any new director whose election by Borrower's Board of Directors or whose nomination for election by Borrower's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors of Borrower then in office or (e) any transaction or series of related transactions constituting a "change in control" or similar occurrence under documentation evidencing or governing Indebtedness of Borrower and/or any of its Subsidiaries of $1,000,000 or more, which gives the holder(s) of such Indebtedness the right to accelerate or otherwise require payment of such Indebtedness prior to the maturity date thereof. As used herein, "beneficial ownership" shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act.

               "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied or waived. The Administrative Agent shall notify Borrower and the Lenders of the date that is the Closing Date.

               "Closing Date Lenders" means Wells Fargo, Union Bank of California, N.A., Comerica Bank-California and any other lender party to this Agreement as of the Closing Date.

               "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

               "Collateral" means all of the collateral covered by the Collateral Documents.

               "Collateral Documents" means, collectively, the Security Agreement, the Pledge Agreement, and any other security agreement, pledge agreement, deed of trust, mortgage, notice to or acknowledgment of a registrar or depositary institution, control agreement or other collateral security agreement executed and delivered by Borrower, any of its Subsidiaries or any other Person (and executed by any third party whose signature is necessary) to secure the Obligations.

               "Commercial Letter of Credit" means each Letter of Credit issued to support the purchase of goods by Borrower or any of its Subsidiaries which is determined to be a commercial letter of credit by Issuing Lender.

               "Commercial Letter of Credit Agreement" means the commercial letter of credit agreement to be executed by Borrower, in the form of Exhibit B, either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

               "Commitment" means a Revolving Commitment or a Term Commitment.

               "Compliance Certificate" means a certificate in the form of Exhibit C, properly completed and signed by the chief financial officer of Borrower.

               "Continuation," "Continue" and "Continued" each refers to a continuation of Eurodollar Rate Advances from one Eurodollar Period to the next Eurodollar Period pursuant to Section 2.4(c).

               "Contractual Obligation" means, as to any Person, any provision of any outstanding security issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

               "Control Account Agreement" has the meaning set forth in the Security Agreement.

               "Conversion," "Convert" and "Converted" each refers to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.4(a) or 2.4(b).

               "Current Ratio" means, as of any date of determination, without duplication, the ratio of current assets of the Borrower and its Subsidiaries to current liabilities (including Revolving Credit Facility Usage as of such date) of Borrower and its Subsidiaries.

               "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

               "Default" means any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

               "Default Rate" means the interest rate prescribed in Section 3.7.

               "Designated Deposit Account" means a deposit account to be maintained by Borrower with Wells Fargo or one of its Affiliates, as from time to time designated by Borrower by written notification to the Administrative Agent.

               "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Advance, the London Eurodollar Market.

               "Disqualified Stock" means any capital stock, warrants, options or other rights to acquire capital stock (but excluding any debt security which is convertible, or exchangeable, for capital stock), which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to any Revolving Facility Maturity Date.

               "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset, or group of related assets, of Borrower or any Subsidiary other than (a) Cash, Cash Equivalents, Investments (other than Investments in a Subsidiary), Inventory or other assets sold or otherwise disposed of in the ordinary course of business of Borrower or any Subsidiary, (b) equipment sold or otherwise disposed of where substantially similar equipment in replacement thereof has theretofore been acquired, or thereafter within 90 days is acquired, by Borrower or any Subsidiary and
        (c) obsolete assets no longer useful in the business of Borrower or any Subsidiary whose carrying value on the books of Borrower or such Subsidiary is less than $100,000.

               "Distribution" means, with respect to any equity interest or Security issued by a Person, or any warrant or right to acquire any equity interest or Security of a Person, (a) the retirement, redemption, purchase, or other acquisition for value by such Person of any such equity interest or Security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (other than in common stock or common member interests, as the case may be, of such Person) on or with respect to any such equity interest or Security, (c) any Investment by such Person in the holder of any such equity interest or Security, and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such equity interest or Security.

               "Dollars" or "$" means United States of America dollars.

               "EBITDA" means, with respect to any fiscal period, the sum of (a) Net Income for that period, plus (b) any extraordinary loss reflected in such Net Income, minus (c) any extraordinary gain reflected in such Net Income, plus (d) Interest Expense of Borrower and its Subsidiaries for that period, plus (e) the aggregate amount of federal and state taxes on or measured by income of Borrower and its Subsidiaries for that period (whether or not payable during that period), plus (f) depreciation and amortization expense of Borrower and its Subsidiaries for that period, plus (g) all other non-cash, extraordinary expenses of Borrower and its Subsidiaries for that period, in each case as determined in accordance with GAAP, consistently applied and, in the case of items (d), (e), (f), and (g) only to the extent reflected in the determination of Net Income for that period.

               "Eligible Assignee" means (a) another Lender, (b) with respect to any Lender, any Affiliate of that Lender, (c) any commercial bank having total assets of $250,000,000 or more, (d) any (i) savings bank, savings and loan association or similar financial institution or (ii) insurance company engaged in the business of writing insurance which, in either case (A) has total assets of $250,000,000 or more, (B) is engaged in the business of lending money and extending credit under credit facilities similar to those extended under this Agreement and (C) is operationally and procedurally able to meet the obligations of a Lender hereunder to the same degree as a commercial bank and (e) any other financial institution (including a mutual fund or other fund) having total assets of $250,000,000 or more which meets the requirements set forth in subclauses (B) and (C) of clause (d) above; provided that each Eligible Assignee must either (x) be organized under the Laws of the United States of America, any State thereof or the District of Columbia or (y) be organized under the Laws of the Cayman Islands or any country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of such a country, and (1) act hereunder through a branch, agency or funding office located in the United States of America and (2) be exempt from withholding of tax on interest and deliver the documents related thereto pursuant to Section 11.21.

               "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

               "ERISA Affiliate" means, with respect to any Person, any Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

               "Eurodollar Banking Day" means any Banking Day on which dealings in Dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

               "Eurodollar Base Rate" means with respect to any Eurodollar Rate Advance compromising part of the same Borrowing, the interest rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) at which deposits in Dollars are offered by the Eurodollar Reference Lender to prime banks in the Designated Eurodollar Market at or about 10:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of the Advance to be made by the Eurodollar Reference Lender compromising part of such Borrowing and for a period of time comparable to the number of days in the applicable Eurodollar Period. The determination of the Eurodollar Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

               "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

               "Eurodollar Market" means a regular established market located outside the United States of America by and among banks for the solicitation, offer and acceptance of Dollar deposits in such banks.

               "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D or any comparable regulation of any Governmental Agency having jurisdiction over any Lender.

               "Eurodollar Period" means, as to each Eurodollar Rate Advance comprising part of the same Borrowing, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3 or 6 months (or, with the written consent of all of the Lenders, any other period) thereafter, as specified by Borrower in the applicable Request for Borrowing or Request for Continuation/Conversion provided that:

                       (a) The first day of any Eurodollar Period shall be a
               Eurodollar Banking Day;

                       (b) Any Eurodollar Period that would otherwise end on a
               day that is not a Eurodollar Banking Day shall be extended to the immediately succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the immediately preceding Eurodollar Banking Day;

                       (c) With respect to Term Advances, Borrower shall not
               specify a Eurodollar Period that extends beyond any Amortization Date applicable thereto unless, after giving effect thereto, the aggregate principal amount of the Term Advances having Eurodollar Periods ending after such Amortization Date shall be equal to or less than the aggregate principal amount of Term Advances scheduled to be outstanding after giving effect to the Term Amortization Amount required to be paid on such Amortization Date; and

                       (d) No Eurodollar Period for any Eurodollar Rate Advance
               shall extend beyond the Maturity Date applicable to such Eurodollar Rate Advance.

               "Eurodollar Rate" means, with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, an interest rate per annum (rounded upward, if necessary, to the nearest 1/16 of one percent) determined pursuant to the following formula:


                         Eurodollar Base Rate
                         --------------------
          Eurodollar
          Rate      =   1.00-Eurodollar Reserve
                              Percentage


               "Eurodollar Rate Advance" means an Advance that bears interest in relation to the Eurodollar Rate as provided in Section 3.1(c).

               "Eurodollar Reference Lender" means Wells Fargo or the Administrative Agent if Wells Fargo is no longer the Administrative Agent.

               "Eurodollar Reserve Percentage" means, with respect to any Eurodollar Rate Advance comprising part of the same Borrowing, the maximum reserve percentage (expressed as a decimal, rounded upward, if necessary, to the nearest 1/100 of one percent) in effect on the date the Eurodollar Base Rate for the Borrowing of which such Eurodollar Rate Advance is a part is determined (whether or not such reserve percentage is applicable to any Lender) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as "eurocurrency liabilities") having a term comparable to the Eurodollar Period for such Eurodollar Rate Advance. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be conclusive in the absence of manifest error.

               "Event of Default" shall have the meaning provided in Section
        9.1.

               "Facility" means the Revolving Facility or the Term Facility, as the context may require.

               "Federal Funds Rate" means, as of any date of determination, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, "H.15(519)") for such date opposite the caption "Federal Funds (Effective)". If for any relevant date such rate is not yet published in H.15(519), the rate for such date will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the "Composite 3:30 p.m. Quotation") for such date under the caption "Federal Funds Effective Rate". If on any relevant date the appropriate rate for such date is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such date will be the arithmetic mean of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that date by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent. For purposes of this Agreement, any change in the Alternate Base Rate due to a change in the Federal Funds Rate shall be effective as of the opening of business on the effective date of such change.

               "Fiscal Quarter" means the fiscal quarter of Borrower and its Subsidiaries ending on each March 31, June 30, September 30 and December 31.

               "Fiscal Year" means the fiscal year of Borrower and its Subsidiaries ending on each December 31.

               "Fixed Charge Coverage Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) the sum of (i) EBITDA for the Rolling Period ending on that date; provided that if Borrower or any of its Subsidiaries has made an Acquisition during the Rolling Period ended on that date, such ratio shall be calculated as if the

        Acquisition had been made on the first day of such Rolling Period, taking into account the results of operations of the Acquired Person that was the subject of the Acquisition for purposes of calculating Indebtedness and EBITDA adjusted, however, to exclude as an expense in the calculation of EBITDA any expense item that has been eliminated as a result of the Acquisition and not replaced by Borrower and/or its Subsidiaries (excluding expense reductions attributed to or contemplated by general increases in efficiency, scale of operations, discounts or more favorable inventory and merchandising purchasing terms, etc.), minus (ii) Capital Expenditures made during such Rolling Period, minus
        (iii) Cash Taxes for such Rolling Period to (b) the sum of (i) Interest Expense for such Rolling Period plus (ii) Scheduled Funded Debt Payments for such Rolling Period.

               "Funded Debt" means, as of any date of determination, without duplication, the sum of (a) all principal Indebtedness of Borrower and its Subsidiaries for borrowed money (including Subordinated Obligations and any other subordinated indebtedness, debt Securities issued by Borrower and any of its Subsidiaries, the aggregate principal Indebtedness outstanding under the Notes and the Aggregate Effective Amount of all outstanding Letters of Credit) on that date plus (b) the aggregate amount of the principal portion of all Capital Lease Obligations of Borrower and its Subsidiaries plus (c) any Guaranty Obligations of Borrower and its Subsidiaries with respect to the Indebtedness of others of the types referred to in (a) and (b) above.

               "Funded Debt Ratio" means, as of the last day of any Fiscal Quarter, the ratio of (a) Funded Debt as of such date to (b) EBITDA for the Rolling Period ending on that date; provided that if Borrower or any of its Subsidiaries has made an Acquisition during the Rolling Period ended on that date, such ratio shall be calculated as if the Acquisition had been made on the first day of such Rolling Period, taking into account the results of operations of the Acquired Person that was the subject of the Acquisition for purposes of calculating Indebtedness and EBITDA adjusted, however, to exclude as an expense in the calculation of EBITDA any expense item that has been eliminated as a result of the Acquisition and not replaced by Borrower and/or its Subsidiaries (excluding expense reductions attributed to or contemplated by general increases in efficiency, scale of operations, discounts or more favorable inventory and merchandising purchasing terms, etc.).

               "GAAP" means, as of any date of determination, accounting principles (a) set forth as generally accepted in then currently effective Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) set forth as generally accepted in then currently effective Statements of the Financial Accounting Standards Board or (c) that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects with those applied at prior dates or for prior periods.

               "Government Securities" means readily marketable (a) direct full faith and credit obligations of the United States of America or obligations guaranteed by the full faith and credit of the United States of America and (b) obligations of an agency or instrumentality of, or corporation owned, controlled or sponsored by, the United States of America that are generally considered in the securities industry to be implicit obligations of the United States of America.

               "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body or
        (c) any court or administrative tribunal of competent jurisdiction.

               "Guarantors" means, collectively, each Subsidiary of Borrower.

               "Guaranty Obligation" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation in respect of Indebtedness shall be deemed to be an amount equal to the stated or determinable amount of the related Indebtedness (unless the Guaranty Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith. The amount of any other Guaranty Obligation shall be deemed to be zero unless and until the amount thereof has been (or in accordance with Financial Accounting Standards Board Statement No. 5 should be) quantified and reflected or disclosed in the consolidated financial statements (or notes thereto) of Borrower and its Subsidiaries.

               "Hazardous Materials" means oil or petrochemical products, poly-chlorinated biphenyls, asbestos, urea formaldehyde, flammable explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including any substances considered "hazardous substances," "hazardous wastes," "hazardous materials," "infectious wastes", "pollutant substances", "solid waste" or "toxic substances" under any Hazardous Materials Laws.

               "Hazardous Materials Laws" means all Laws pertaining to the treatment, transportation or disposal of Hazardous Materials on or about any Real Property owned or leased by Borrower or any Subsidiary thereof, or any portion thereof, including without limitation the following: the Federal Water Pollution Control Act (33 U.S.C. Section 1251, et seq.), the Federal Resource Conservation and Recovery Act of 1976 (42 U.S.C.
        Section 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) and the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, as amended (44 U.S.C.
        Section 1801, et seq.), the Toxic Substances Control Act, 15 U.S.C.
        Section 2601 et seq., the California Health and Safety Code (Section 25100, et seq.), the California Water Code and the California Administrative Code, in each case as such Laws are amended from time to time.

               "Indebtedness" means, as to any Person (without duplication), (a) indebtedness of such Person for borrowed money or for the deferred purchase price of Property (excluding trade and other accounts payable in the ordinary course of business in accordance with ordinary trade terms), including any Guaranty Obligation for any such indebtedness, (b) indebtedness of such Person of the nature described in clause (a) that is non-recourse to the credit of such Person but is secured by assets of such Person, to the extent of the fair market value of such assets as determined in good faith by such Person, (c) Capital Lease Obligations of such Person, (d) indebtedness of such Person arising under bankers' acceptance facilities or under facilities for the discount of accounts receivable of such Person, (e) any direct or contingent obligations of such Person under letters of credit issued for the account of such Person and (f) any net obligations of such Person under Interest Rate Protection Agreements.

               "Initial Pricing Period" means the period from and including the Closing Date through and including February 15, 2002.

               "Intangible Assets" means assets that are considered intangible assets under GAAP, including customer lists, goodwill, covenants not to compete, copyrights, trade names, trademarks and patents.

               "Intercompany Notes" means, collectively, the intercompany promissory notes required pursuant to Section 5.12.

               "Interest Expense" means, with respect to any Person and as of the last day of any fiscal period, the sum of (a) all interest, fees, charges and related expenses (in each case as such expenses are calculated according to GAAP) paid or payable (without duplication) for that fiscal period by that Person to a lender in connection with borrowed money (including any obligations for fees, charges and related expenses payable to the issuer of any letter of credit) or the deferred purchase price of assets that are considered "interest expense" under GAAP plus (b) the portion of rent paid or payable (without duplication) for that fiscal period by that Person under Capital Lease Obligations that should be treated as interest in accordance with Financial Accounting Standards Board Statement No. 13.

               "Interest Rate Protection Agreement" means a written agreement between Borrower and one or more financial institutions providing for "swap", "cap", "collar" or other interest rate protection with respect to any Indebtedness.

               "Inventory" means all "inventory," as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all goods, merchandise and other personal property held for sale or lease by any such Person, or which is furnished by such Person under any contract of service or is held by such Person as raw materials, work or goods in process, materials and supplies of every nature used or consumed or to be used or consumed by such Person in the ordinary course of its business, whether now owned or hereafter acquired by such Person.

               "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of stock or other Securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership, limited liability company and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested (minus any return of capital with respect to such Investment which has actually been received in Cash or has been converted into Cash), without adjustment for subsequent increases or decreases in the value of such Investment.

               "Issuing Lender" means Wells Fargo, when acting in its capacity as Issuing Lender under any of the Loan Documents (including such other Persons that may act as agent for and on behalf of Wells Fargo) or any successor Issuing Lender.

               "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

               "Lender" means each Closing Date Lender and each lender that may hereafter become a party to this Agreement pursuant to Section 11.8. When reference is made in this Agreement or any other Loan Document to any "relevant" Lender in connection with any of the Facilities, such reference shall be deemed to refer to a Lender that has a Commitment or outstanding Advances under such Facility.

               "Letter of Credit" means any of the Commercial Letters of Credit or Standby Letters of Credit issued by the Issuing Lender under the Revolving Facility pursuant to Section 2.5, either as originally issued or as the same may be supplemented, modified, amended, extended, restated or supplanted.

               "Letter of Credit Agreements" means, collectively, the Standby Letter of Credit Agreement, the Commercial Letter of Credit Agreement and any and all similar documents executed and delivered by Borrower in connection with the Issuing Lender's issuance of Letters of Credit.

               "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction with respect to any Property.

               "Loan Documents" means, collectively, this Agreement, the Notes, the Subsidiary Guaranty, the Collateral Documents, the Letter of Credit Agreements, any Request for Borrowing, any Request for Letter of Credit (and any corresponding application and/or reimbursement agreement with respect to any Letter of Credit), any Compliance Certificate, any Pricing Certificate, any Approved Interest Rate Protection Agreement and any other agreements of any type or nature hereafter executed and delivered by Borrower or any Subsidiary to the Administrative Agent or to any Lender in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

               "Margin Stock" means "margin stock" as such term is defined in Regulation U.

               "Material Adverse Effect" means any set of circumstances or events which (a) has had or would reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) has been or would reasonably be expected to be material and adverse to the business or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (c) has materially impaired or would reasonably be expected to materially impair the ability of Borrower to perform the Obligations, or (d) has materially impaired or would reasonably be expected to materially impair the ability of the Obligors, taken as a whole, to perform their collective Obligations under the Loan Documents.

               "Material Contracts" means, collectively, (a) the agreements identified on Schedule 1.2 attached hereto and (b) any other agreement that would, if terminated, materially affect the condition, financial or otherwise of Borrower and its Subsidiaries, taken as a whole.

               "Maturity Date" means, as the context may require, the Revolving Facility Maturity Date or the Term Maturity Date.

               "Maximum Revolving Credit Amount" means $40,000,000.00.

               "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA to which Borrower or any of its ERISA Affiliates contributes or is obligated to contribute.

               "Negative Pledge" means a Contractual Obligation which contains a covenant binding on Borrower or any Subsidiary that prohibits Liens on any of its Property, other than (a) any such covenant contained in a Contractual Obligation granting or relating to a particular Lien which affects only the Property that is the subject of such Lien and (b) any such covenant that does not apply to Liens securing the Obligations.

               "Net Cash Issuance Proceeds" means, with respect to the issuance of any equity Security by Borrower or any Subsidiary, the Cash proceeds received by or for the account of Borrower or such Subsidiary in consideration of such issuance net of (a) underwriting discounts and commissions actually paid to any Person not an Affiliate of Borrower and
        (b) professional fees and disbursements actually paid in connection therewith.

               "Net Cash Sales Proceeds" means, with respect to any Disposition, the sum of (a) the Cash proceeds received by or for the account of Borrower and its Subsidiaries from such Disposition plus (b) the amount of Cash received by or for the account of Borrower and its Subsidiaries upon the sale, collection or other liquidation of any proceeds that are not Cash from such Disposition, in each case net of (i) any amount required to be paid to any Person owning an interest in the assets disposed of, (ii) any amount applied to the repayment of Indebtedness secured by a Lien permitted under Section 6.9 on the asset disposed of,
        (iii) any transfer, income or other taxes payable as a result of such Disposition, (iv) professional fees and expenses, fees due to any Governmental Agency, broker's commissions and other out-of-pocket costs of sale actually paid to any Person that is not an Affiliate of Borrower attributable to such Disposition, (v) professional fees and expenses and other commissions and out of pocket costs of sale attributable to such Disposition and actually paid to McGettigan, Wick & Co., Inc. and/or KRG Capital Partners, LLC, each an Affiliate of Borrower, in an aggregate amount not to exceed two percent (2%) of the sales price with respect to such Disposition; (vi) any reserves established in accordance with GAAP in connection with such Disposition

               "Net Income" means, with respect to any fiscal period, the consolidated net income of Borrower and its Subsidiaries for that period, determined in accordance with GAAP, consistently applied.

               "Note" means any of the Revolving Notes or the Term Notes and "Notes" means, collectively, the Revolving Notes and the Term Notes.

               "Obligations" means all present and future obligations of every kind or nature of any Obligor at any time and from time to time owed to the Lenders, the Administrative Agent and the Issuing Lender, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against any Obligor.

               "Obligors" means, collectively, Borrower and its Subsidiaries and, in each case where any of the foregoing is a partnership, each general partner thereof.

               "Opinion of Counsel" means the favorable written legal opinion of Haddan & Zepfel LLP, special counsel to the Obligors, substantially in the form of Exhibit D.

               "Party" means any Person other than Lenders and/or Administrative Agent, which now or hereafter is a party to any of the Loan Documents.

               "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereof established under ERISA.

               "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, which is subject to Title IV of ERISA and is maintained by Borrower or to which Borrower contributes or has an obligation to contribute.

               "Permitted Acquisition" means an Acquisition by Borrower or any wholly-owned Subsidiary of Borrower of all or substantially all of the assets of, or all of the capital stock or other equity interests of, an Acquired Person engaged in the same line(s) of business as Borrower and its Subsidiaries, taken as a whole, provided, that:

                       (a) if such Acquisition is of all of the capital stock or other equity interests of the Acquired Person, such Acquired Person is merged with and into Borrower or such Subsidiary substantially simultaneously with such party's acquisition of such capital stock or other equity interests or becomes a wholly-owned Subsidiary of Borrower or such Subsidiary;

                       (b) in connection with such Acquisition, the Administrative Agent shall have received each document, instrument, Certificate or item of Collateral required to be delivered pursuant to
        Section 5.11;

                       (c) in the case of the Acquisition of the capital stock or other equity interest of an Acquired Person, the board of directors (or comparable governing body) shall have duly approved such Acquisition;

                       (d) the Borrower shall have delivered a pro-forma Compliance Certificate for the most recently completed Rolling Period, demonstrating that, upon giving effect to the proposed Acquisition as of the first day of such Rolling Period, the Borrower and its Subsidiaries shall be in compliance with the covenants set forth in Sections 6.12, 6.13, 6.14 and 6.15.

                       (e) such Acquired Person shall have had a positive "EBITDA" for the twelve-month fiscal period immediately preceding the date of such Acquisition (with EBITDA calculated for such Acquired Person in a manner consistent with the calculation of EBITDA for Borrower and its Subsidiaries specified herein);

                       (f) at the time of such Acquisition, each of the representations and warranties contained in the Loan Documents shall be true and correct in all material respects (except to the extent such representations and warranties expressly relate to and earlier date), no Default or Event of Default shall have occurred and remain in effect and after giving effect to such Acquisition, on a pro forma combined basis,
        (i) no Default of Event of Default would have occurred at any time during the twelve-month fiscal period immediately preceding the date of such Acquisition assuming that such Acquisition had occurred on the first day of such period and (ii) Borrower and its Subsidiaries, on a projected basis, will be in compliance with Section 6.12, 6.13, 6.14 and
        6.15 as of each of the four Fiscal Quarters ending after the date of the Acquisition, as reflected in updated projections provided by Borrower to the Administrative Agent and the Lenders prior to the effective date of such Acquisition;

                       (g) if such Acquisition involves the purchase of an interest in a partnership between the Borrower (or a Subsidiary of the Borrower) as a general partner and entities unaffiliated with the Borrower or such Subsidiary as the other partners, such transaction shall be effected by having such equity interest acquired by a corporate holding company directly or indirectly wholly-owned by the Borrower new formed for the sole purpose of effecting such transaction;

                       (h) after giving effect to such Acquisition, there shall be at least $7,500,000 of availability under the Revolving Facility;

                       (i) the Indebtedness assumed or consideration paid or payable in cash in connection with such Acquisition shall not exceed the greater of (x) $2,000,000 and (y) the fair market value thereof; and

                       (j) the Indebtedness assumed or consideration paid or payable in cash in connection with such Acquisition, when taken together with each other Permitted Acquisitions consummated since the Closing Date shall not exceed $10,000,000 in the aggregate.

               "Permitted Encumbrances" means:

                       (a) Inchoate Liens incident to construction on or maintenance of Property; or Liens incident to construction on or maintenance of Property now or hereafter filed of record for which adequate reserves have been set aside (or deposits made pursuant to applicable Law) and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

                       (b) Liens for taxes and assessments on Property which are not yet past due; or Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment, provided that, by reason of nonpayment of the obligations secured by such Liens, no such Property is subject to an impending risk of loss or forfeiture;

                       (c) defects and irregularities in title to any Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

                       (d) easements, exceptions, reservations, or other agreements for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

                       (e) easements, exceptions, reservations, or other agreements for the purpose of facilitating the joint or common use of Property in or adjacent to a shopping center or similar project affecting Property which in the aggregate do not materially burden or impair the fair market value or use of such Property for the purposes for which it is or may reasonably be expected to be held;

                       (f) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, the use of any Property;

                       (g) rights reserved to or vested in any Governmental Agency to control or regulate, or obligations or duties to any Governmental Agency with respect to, any right, power, franchise, grant, license, or permit;

                       (h) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of Property;

                       (i) statutory Liens, other than those described in clauses (a) or (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment, no Property is subject to an impending risk of loss or forfeiture;

                       (j) covenants, conditions, and restrictions affecting the use of Property which in the aggregate do not materially impair the fair market value or use of the Property for the purposes for which it is or may reasonably be expected to be held;

                       (k) rights of tenants under leases and rental agreements covering Property entered into in the ordinary course of business of the Person owning such Property;

                       (l) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

                       (m) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business, provided the aggregate value of all such pledges and deposits (excluding the property subject to such lease) in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

                       (n) Liens consisting of deposits of Property to secure bids made with respect to, or performance of, contracts (other than contracts creating or evidencing an extension of credit to the depositor);

                       (o) Liens consisting of any right of offset, or statutory bankers' lien, on bank deposit accounts maintained in the ordinary course of business so long as such bank deposit accounts are not established or maintained for the purpose of providing such right of offset or bankers' lien;

                       (p) Liens consisting of deposits of Property to secure statutory obligations of Borrower;

                       (q) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds; and

                       (r) Liens created by or resulting from any litigation or legal proceeding in the ordinary course of business which is currently being contested in good faith by appropriate proceedings, provided that, adequate reserves have been set aside and no material Property is subject to an impending risk of loss or forfeiture.

               "Permitted Right of Others" means a Right of Others consisting of
        (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease), that does not materially impair the fair market value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance or other encumbrance permitted pursuant to Section 6.9, (c) the subordination of a lease or sublease in favor of a financing entity and (d) a license, or similar right, of or to Intangible Assets granted in the ordinary course of business.

               "Person" means any individual or entity, including a trustee, corporation, limited liability company, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, firm, joint venture, Governmental Agency, or other entity.

               "Pledge Agreement" means the pledge agreement to be executed and delivered pursuant Article 8 by the Pledgors, in the form of Exhibit F, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

               "Pledged Collateral" means the certificates evidencing (a) all of the equity interests now or hereafter held by Borrower in all Subsidiaries of Borrower and (b) the Intercompany Notes.

               "Pledgors" means, collectively, Borrower and all Subsidiaries that have any ownership interest in any other Subsidiary or are the payee of an Intercompany Note.

               "Pricing Certificate" means a certificate in the form of Exhibit G, properly completed and signed by the president or chief financial officer of Borrower.

               "Pricing Period" means (a) the Initial Pricing Period and (b), subsequent to the Initial Pricing Period, (i) the period commencing on each February 16 and ending on the next following May 15, (c) the period commencing on each May 16 and ending on the next following August 15,
        (d) the period commencing on each August 16 and ending on the next following November 15 and (e) the period commencing on each November 16 and ending on the next following February 15.

               "Prime Rate" means the rate of interest most recently announced within Wells Fargo, at its principal office in San Francisco, California, as its "prime rate." The "prime rate" is one of several base rates used by Wells Fargo and serves as the basis upon which effective rates of interest are calculated for loans and other credits making reference thereto. The "prime rate" is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate. Any change in the Prime Rate shall take effect on the day the change is announced within Wells Fargo.

               "Projections" means the financial projections of Borrower and its Subsidiaries heretofore distributed by or on behalf of Borrower to Lender, a true and correct copy of which is attached to the Certificate of Senior Officer described in Section 8.1(a)(13).

               "Property" means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

               "Pro Rata Share" of any amount means, with respect to any Lender under any Facility at any time, the product of (a) a fraction the numerator of which is the amount of such Lender's Commitment under such Facility (or, if such Commitment shall have expired or been terminated, the amount of such Lender's Advances under such Facility), and the denominator of which is the aggregate Commitments or Advances, as the case may be, under such Facility at such time, multiplied by (b) such amount. Schedule 1.1 sets forth the Pro Rata Shares of the Closing Date Lenders as of the Closing Date for each of the Facilities.

               "Quarterly Payment Date" means each March 31, June 30, September 30 and December 31.

               "Real Property" means, as of any date of determination, all real property then or theretofore owned, leased or occupied by Borrower or any Subsidiary.

               "Regulation D" means Regulation D, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

               "Regulation U" means Regulation U, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

               "Request for Borrowing" means a written request for a Borrowing substantially in the form of Exhibit H, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

               "Request for Continuation/Conversion" means a written request to Continue or Convert a Borrowing substantially in the form of Exhibit I, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

               "Request for Letter of Credit" means a written request for a Letter of Credit substantially in the form of Exhibit J, signed by a Responsible Official of Borrower, and properly completed to provide all information required to be included therein.

               "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

               "Requisite Lenders" means at any time Lenders owed or holding in the aggregate 66.67% or more of the sum of (a) the then aggregate unpaid principal amount of the Advances plus (b) the then Aggregate Effective Amount (to the extent not then included as Advances) plus (c) the then aggregate unused portion of the Revolving Commitments; provided, however, that so long as the Closing Date Lenders, or any one or more of them, are the only Lenders, Requisite Lenders shall mean all of the Lenders.

               "Responsible Official" means, as to any Person, (a) any Senior Officer of such Person and (b) any other responsible official of such Person so designated in a written notice thereof from a Senior Officer of such Person to the Administrative Agent, on behalf of the Lenders. The Lenders shall be entitled to conclusively rely upon any document or certificate that is signed or executed by a Responsible Official of Borrower or any Subsidiary as having been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of Borrower or such Subsidiary.

               "Revolving Advance" means an Advance made pursuant to Section 2.1(a).

               "Revolving Borrowing" means a borrowing consisting of simultaneous Revolving Advances of the same Type.

               "Revolving Commitment" means, with respect to each relevant Lender, the commitment, if any, of such Lender to make Revolving Advances (expressed as the maximum aggregate amount of the Revolving Advances to be made by such Lender hereunder), as such commitment may be
        (a) reduced from time to time pursuant to Section 2.6 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.8. The initial amount of each relevant Lender's Revolving Commitment is set forth on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders' Revolving Commitments is $40,000,000.

               "Revolving Credit Facility Usage" means, as of any date of determination, the sum of (a) the aggregate principal amount of funded Indebtedness then outstanding under the Revolving Notes plus (b) the Aggregate Effective Amount under all outstanding Letters of Credit plus
        (c) the Swing Line Outstandings.

               "Revolving Facility" means the revolving credit facility provided hereunder in respect of the aggregate Revolving Commitments.

               "Revolving Facility Maturity Date" means the earlier of (a) December 31, 2006 and (b) the termination or cancellation of the Revolving Facility (and all of the Revolving Commitments pertaining thereto) pursuant to the terms of this Agreement.

               "Revolving Note" means any of the promissory notes made by Borrower to a Lender evidencing Advances under that Lender's Revolving Commitment, substantially in the form of Exhibit K, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

               "Right of Others" means, as to any Property in which a Person has an interest, any legal or equitable right, title or other interest (other than a Lien) held by any other Person in that Property, and any option or right held by any other Person to acquire any such right, title or other interest in that Property, including any option or right to acquire a Lien; provided, however, that (a) no covenant restricting the use or disposition of Property of such Person contained in any Contractual Obligation of such Person and (b) no provision contained in a contract creating a right of payment or performance in favor of a Person that conditions, limits, restricts, diminishes, transfers or terminates such right shall be deemed to constitute a Right of Others.

               "Rolling Period" means any period of four consecutive Fiscal Quarters of Borrower and its Subsidiaries.

               "Scheduled Funded Debt Payments" means, as to any Person with respect to any fiscal period, the sum of all scheduled payments of principal on Funded Debt (including the principal component of payments due on Capital Lease Obligations); it being understood that Scheduled Funded Debt Payments shall not include voluntary prepayments or the mandatory prepayments required pursuant to Section 3.1(e).

               "Security" means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, limited partnership interest, member interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

               "Security Agreement" means the security agreement to be executed and delivered pursuant to Article 8 by Borrower and its Subsidiaries, in the form of Exhibit L, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

               "Senior Officer" means (a) the chief executive officer, (b) the president, (c) any executive vice president, (d) the chief financial officer or (e) the treasurer, in each case of any Person.

               "series", when used with respect to any Note, means the designation of all issued and outstanding Revolving Notes or Term Notes, as applicable and as the context may require.

               "Solvent" means, as of any date of determination, and as to any Person, that on such date: (a) the fair valuation of the assets of such Person is greater than the fair valuation of such Person's probable liability in respect of existing debts; (b) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature; (c) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, which would leave such Person with assets remaining which would constitute unreasonably small capital after giving effect to the nature of the particular business or transaction (including, in the case of Borrower, the transactions occurring on the Closing Date); and (d) such Person is generally paying its debts as they become due. For purposes of the foregoing (1) the "fair valuation" of any assets means the amount realizable within a reasonable time, either through collection or sale, of such assets at their regular market value, which is the amount obtainable by a capable and diligent businessman from an interested buyer willing to purchase such assets within a reasonable time under ordinary circumstances; and (2) the term "debts" includes any legal liability whether matured or unmatured, liquidated or unliquidated, absolute, fixed, or contingent.

               "Special Eurodollar Circumstance" means the application or adoption after the Closing Date of any Law or interpretation, or any change therein or thereof, or any change in the interpretation or administration thereof by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority.

               "Standby Letter of Credit" means each Letter of Credit that is not a Commercial Letter of Credit.

               "Standby Letter of Credit Agreement" means the standby letter of credit agreement to be executed by Borrower, in the form of Exhibit M, either as originally executed or as it may from time to time be supplemented, modified, amended, extended, restated or supplanted.

               "Stockholders' Equity" means, as of any date of determination and with respect to any Person, the consolidated stockholders' equity of that Person as of that date determined in accordance with GAAP; provided that there shall be excluded from Stockholders' Equity any amount attributable to Disqualified Stock.

               "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Section 2.8.

               "Swing Line Documents" means the promissory note and any other documents executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

               "Swing Line Lender" means Wells Fargo.

               "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Section 2.8.

               "Swing Line Outstandings" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

               "Subordinated Obligations" means, as of any date of determination (without duplication), any Indebtedness of Borrower or any Subsidiary on that date which has been subordinated in right of payment to the Obligations in a manner reasonably satisfactory to the Administrative Agent and the Requisite Lenders and contains such other protective terms with respect to senior debt (such as payment blockage) as the Administrative Agent and the Requisite Lenders may reasonably require.

               "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, limited liability company or partnership (whether or not, in any case, characterized as such or as a "joint venture"), whether now existing or hereafter organized or acquired: (a) in the case of a corporation or limited liability company, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries. Any reference to a "Subsidiary" or "Subsidiaries" shall, unless otherwise provided, be deemed to be a reference to a Subsidiary (or Subsidiaries, as the case may be) of Borrower.

               "Subsidiary Guaranty" means the continuing guaranty of the Obligations to be executed and delivered pursuant to Article 8 by the Guarantors, in the form of Exhibit N, either as originally executed or as it may from time to time be supplemented, modified, amended, extended or supplanted.

               "Tangible Net Worth" means, as of any date of determination, the sum of (a) Stockholders' Equity of Borrower and its Subsidiaries on that date minus (b) the aggregate Intangible Assets of Borrower and its Subsidiaries on that date that, in accordance with GAAP, are required to be reflected on the consolidated balance sheet of Borrower and its Subsidiaries as "intangible assets" plus (c) the aggregate outstanding principal amount of all Subordinated Obligations.

               "Term Advance" means an advance made pursuant to Section 2.1(b).

               "Term Amortization Amount" means, with respect to each Amortization Date described below, the amount set forth below opposite that Amortization Date:


                     Amortization Date             Amount
                     -----------------             ------
              3/31/02, 6/30/02, 9/30/02,           $1,750,000
              12/31/02, 3/31/03, 6/30/03,
              9/30/03 and 12/31/03

              3/31/04, 6/30/04, 9/30/04 and        $1,500,000
              12/31/04

              3/31/05, 6/30/05, 9/30/05 and        $1,000,000
              12/31/05

              3/31/06, 6/30/06, 9/30/06 and        $500,000
              the Term Facility Maturity Date


               "Term Borrowing" means a borrowing consisting of simultaneous Term Advances of the same Type.

               "Term Commitment" means, with respect to each Closing Date Lender, the commitment, if any, of such Closing Date Lender to make a Term Advance on the Closing Date (expressed as the maximum principal amount of the Term Advances to be made by such Lender hereunder), as such commitment may be reduced pursuant to Section 2.6. The amount of each Closing Date Lender's Term Commitment is set forth on Schedule 1.1. The aggregate amount of the Closing Date Lenders' Term Commitments is $26,000,000.

               "Term Facility" means the term loan facility provided hereunder in respect of the aggregate Term Advances.

               "Term Maturity Date" means December 31, 2006.

               "Term Note" means any of the promissory notes made by Borrower to a Lender evidencing Term Advances by that Lender, substantially in the form of Exhibit O, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

               "Termination Date" means the date on which the Advances and all other Obligations under this Agreement and the other Loan Documents are indefeasibly paid in full, in Cash, and Borrower shall have no further right to borrow any moneys or obtain other credit extensions or financial accommodations under this Agreement or any of the other Loan Documents.

               "to the best knowledge of" means, when modifying a representation, warranty or other statement of any Person, that the fact or situation described therein is known by the Person (or, in the case of a Person other than a natural Person, known by a Responsible Official of that Person) making the representation, warranty or other statement, or with the exercise of reasonable due diligence under the circumstances (in accordance with the standard of what a reasonable Person in similar circumstances would have done) would have been known by the Person (or, in the case of a Person other than a natural Person, would have been known by a Responsible Official of that Person).

               "Type" refers to the distinction between Advances bearing interest at the Alternate Base Rate and Advances bearing interest at the Eurodollar Rate.

               "UCC" means the Uniform Commercial Code as the same may from time to time be enacted and in effect in the State of California; provided that, in the event by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender's Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of California, the term "UCC" shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

               "Wells Fargo" means Wells Fargo Bank, National Association.

               1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

               1.3 Accounting Terms; Covenant Calculations. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the covenants contained in Sections 6.12, 6.13, 6.14 and 6.15 would then be calculated in a different manner or with different components, (i) Borrower and the Lenders agree to amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (ii) Borrower shall be deemed to be in compliance with the covenants contained in the aforesaid Sections if and to the extent that Borrower would have been in compliance therewith under GAAP as in effect immediately prior to such change, but shall have the obligation to deliver each of the materials described in Article 7 to the Administrative Agent and the Lenders, on the dates therein specified, with financial data presented in a manner which conforms with GAAP as in effect immediately prior to such change.

               1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

               1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

               1.6 References to "Borrower and its Subsidiaries". Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

               1.7 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation.

                                   Article 2.

                         ADVANCES AND LETTERS OF CREDIT


               2.1 Advances-General.

                       (a) Subject to the terms and conditions set forth in this Agreement, from time to time on any Banking Day during the period from the Closing Date through the Revolving Facility Maturity Date, each relevant Lender severally agrees to make Advances ("Revolving Advances") to Borrower under the Revolving Facility in such amounts as Borrower may request provided that, after giving effect to such Advances, (i) Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount and (ii) as to each relevant Lender, such Lender's Pro Rata Share of Revolving Credit Facility Usage does not exceed such Lender's Revolving Commitment. All Revolving Advances shall be made by the Lenders ratably according to their respective Revolving Commitments.

                       Within the limits of each Lender's Revolving Commitment in effect from time to time and subject to the foregoing, Borrower may borrow under this Section 2.1(a), prepay Revolving Advances pursuant to
        Section 3.1 and reborrow under this Section 2.1(a).

                       (b) Subject to the terms and conditions set forth in this Agreement, each relevant Lender severally agrees to make an Advance (collectively, the "Term Advances") to Borrower on the Closing Date in an aggregate amount not to exceed such Lender's Term Commitment, and, as to all Lenders, in an aggregate amount not to exceed $26,000,000. All Term Advances shall be made by the Lenders ratably according to their respective Term Commitments. Term Advances once repaid may not be reborrowed.

                       (c) Subject to the next sentence, each Borrowing shall be made pursuant to a Request for Borrowing which shall specify (i) the date of such requested Borrowing, (ii) the Facility under which such Borrowing is to be made, (iii) the Type of Advances comprising such Borrowing, (iv) the amount of such Borrowing, and (v) in the case of a Borrowing consisting of Eurodollar Rate Advances, the Eurodollar Period therefor. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Borrowing, a Borrowing may be requested by telephone by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Borrowing (conforming to the preceding sentence) in person or by telecopier to the Administrative Agent. The Administrative Agent shall incur no liability whatsoever hereunder in acting upon any telephonic request for a Borrowing purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Administrative Agent from any loss, cost, expense or liability as a result of so acting.

                       (d) Promptly following receipt of a Request for Borrowing, the Administrative Agent shall notify each Lender by telephone or telecopier (and if by telephone, promptly confirmed by telecopier) of the date of the requested Borrowing, the Facility under which such Borrowing is to be made, the Type of Advances comprising such Borrowing, the Eurodollar Period (if applicable), and the amount corresponding to that Lender's ratable share of the Borrowing. Not later than 1:00 p.m., California time, on the date specified for any Borrowing (which must be a Banking Day), each Lender shall make its ratable share of the Borrowing in immediately available funds available to the Administrative Agent at the Administrative Agent's Office. Upon satisfaction or waiver of the applicable conditions set forth in Article 8, all Advances shall be credited on that date in immediately available funds to the Designated Deposit Account.

                       (e) Anything in paragraph (c) above to the contrary notwithstanding, Borrower may not (a) request Alternate Base Rate Advances for any Borrowing if the aggregate amount of such Borrowing is less than $100,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $50,000), provided that the foregoing minimum amount shall not apply to an Alternate Base Rate Advance that causes the aggregate amount borrowed under any Facility to equal the full amount available for Advances thereunder, or (b) elect Eurodollar Rate Advances for any Borrowing (i) if the aggregate amount of such Borrowing is less than $1,000,000 (and any such Borrowing exceeding such minimum amount shall be in an integral multiple of $250,000) or (ii) if the obligation of the relevant Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.4, 3.5 or 3.6.

                       (f) The Advances made by each Lender under its Revolving Commitment shall be evidenced by that Lender's Revolving Note. The Advances made by each Lender under its Term Commitment shall be evidenced by that Lender's Term Note.

                       (g) A Request for Borrowing shall be irrevocable upon the Administrative Agent's first notification thereof.

                       (h) The Administrative Agent, on behalf of the Lenders, is hereby authorized to make Borrowings available to Borrower upon fulfillment of the applicable conditions set forth in Article 8, and, if applicable, Section 2.1(d). Upon fulfillment of such applicable conditions, the proceeds of Borrowings shall either be credited in immediately available funds to the Designated Deposit Account or remitted directly to one or more third parties, as directed by Borrower and approved by the Administrative Agent. The proceeds of any Borrowing consisting of Eurodollar Rate Advances shall be so credited or remitted on the first day of the applicable Eurodollar Period for such Borrowings.

               2.2 Alternate Base Rate Advances. Each request by Borrower for a Borrowing comprised of Alternate Base Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m. California time, on the date of the requested Borrowing, provided such date is a Banking Day. All Advances shall constitute Alternate Base Rate Advances unless properly designated as a Eurodollar Rate Advance pursuant to Section 2.3 or 2.4.

               2.3 Eurodollar Rate Advances.

                       (a) Each request by Borrower for a Borrowing comprised of Eurodollar Rate Advances shall be made pursuant to a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(c), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 9:00 a.m., California time, at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

                       (b) On the date which is two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period, the Administrative Agent shall confirm its determination of the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone or telecopier (and if by telephone, promptly confirmed by telecopier).

                       (c) Unless the Administrative Agent and the Requisite Lenders otherwise consent, Eurodollar Rate Advances may not be outstanding under more than the (10) separate Eurodollar Periods (with respect to all of the Facilities) at any one time.

                       (d) No Borrowing comprised of Eurodollar Rate Advances may be requested during the continuation of a Default or Event of Default.

                       (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

               2.4 Conversion and Continuation of Advances.

                       (a) Optional Conversion. Borrower may on any Banking Day, upon notice given to the Administrative Agent not later than 9:00 a.m. (California time) on the third Eurodollar Banking Day prior to the date of a proposed Conversion if the Conversion is into Eurodollar Rate Advances, or one Banking Day prior to the date of a proposed Conversion if the Conversion is into Alternate Base Rate Advances, and subject to the provisions of Sections 3.5 and 3.6, Convert all or any portion of the Advances of one Type outstanding under a Facility (and, in the case of Eurodollar Rate Advances, having the same Eurodollar Period) into Advances of the other Type under such Facility; provided that any Conversion of Eurodollar Rate Advances into Alternate Base Rate Advances on other than the last day of a Eurodollar Period for such Eurodollar Rate Advances shall be subject to

Section 3.6(e), any Conversion of Alternate Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof and no Conversion of any Advances shall result in more than ten (10) separate Eurodollar Periods being outstanding under all of the Facilities. Each such notice of Conversion shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the aggregate amount, Type and category of the Advances (and, in the case of Eurodollar Rate Advances, the Eurodollar Period therefor) to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Eurodollar Period for such Advances. Each request for Conversion shall be irrevocable and binding on Borrower.

                       (b) Certain Mandatory Conversions.

                               (i) On the date on which the aggregate unpaid
                       principal amount of Eurodollar Rate Advances comprising any Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 such Advances shall automatically Convert into Alternate Base Rate Advances.

                               (ii) If Borrower shall fail to select the
                       duration of any Eurodollar Period for any outstanding Eurodollar Rate Advances in accordance with the provisions contained in Section 2.1(c) and in clause (a) or (c) of this Section 2.4, each such Eurodollar Rate Advance will automatically, on the last day of the then existing Eurodollar Period therefor, Convert into an Alternate Base Rate Advance.

                               (iii) Upon the occurrence and during the
                       continuance of any Event of Default and upon notice from the Administrative Agent to Borrower at the request of the Requisite Lenders, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Eurodollar Period therefor, Convert into an Alternate Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, or to Continue, Eurodollar Rate Advances shall be suspended.

               (c) Continuations. Borrower may, on any Eurodollar Banking Day, upon notice given to the Administrative Agent not later than 9:00 a.m. (California time) on the third Eurodollar Banking Day prior to the date of the proposed Continuation and subject to the provisions of Sections 3.5 and 3.6, Continue all or any portion of the Eurodollar Rate Advances outstanding under a Facility having the same Eurodollar Period; provided that any such Continuation shall be made only on the last day of a Eurodollar Period for such Eurodollar Rate Advances, no Continuation of Eurodollar Rate Advances shall be in an amount less than $1,000,000 and no Continuation of any Eurodollar Rate Advances shall result in more than ten (10) separate Eurodollar Periods being outstanding under all of the Facilities. Each such notice of Continuation shall be made pursuant to a Request for Continuation/Conversion and shall, within the restrictions specified above, specify (i) the date of such Continuation, (ii) the aggregate amount and category of, and the Eurodollar Period for, the Advances being Continued and (iii) the duration of the initial Eurodollar Period for the Eurodollar Rate Advances subject to such Continuation. Each notice of Continuation shall be irrevocable and binding on Borrower.

               2.5 Letters of Credit.

                       (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Revolving Facility Maturity Date, the Issuing Lender shall issue such Letters of Credit under the Revolving Facility as Borrower may request by a Request for Letter of Credit; provided that giving effect to all such Letters of Credit, (i) Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount, (ii) the Aggregate Effective Amount under all outstanding Letters of Credit shall not exceed $5,000,000, and (iii) as to each relevant Lender, such Lender's Pro Rata Share of Revolving Credit Facility Usage does not exceed such Lender's Revolving Commitment. Each Letter of Credit shall be in a form reasonably acceptable to the Issuing Lender. Unless the Issuing Lender and the Requisite Lenders otherwise consent, neither the term of any Commercial Letter of Credit nor the term of any Standby Letter of Credit shall exceed 365 days. Unless all the Lenders otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not extend beyond the Revolving Facility Maturity Date. A Request for Letter of Credit shall be irrevocable absent the consent of the Issuing Lender.

                       (b) Each Request for Letter of Credit shall be submitted to the Issuing Lender, with a copy to the Administrative Agent, at least three (3) Banking Days prior to the date upon which the related Letter of Credit is proposed to be issued. The Administrative Agent shall promptly notify the Issuing Lender whether such request, and the issuance of a Letter of Credit pursuant thereto, conforms to the requirements of this Agreement. Upon issuance of a Letter of Credit, the Issuing Lender shall promptly notify the Administrative Agent of the amount and terms thereof. Unless the Issuing Lender has notified, in its sole and absolute discretion, Borrower to the contrary not less than three (3) days prior to the date of any Request for Letter of Credit, a Request for Letter of Credit may be delivered to the Issuing Lender by facsimile by a Responsible Official of Borrower, in which case Borrower shall confirm such request by promptly delivering a Request for Letter of Credit (conforming to the preceding sentence) in person to the Issuing Lender. The Issuing Lender shall incur no liability whatsoever hereunder in acting upon any Request for Letter of Credit received by facsimile purportedly made by a Responsible Official of Borrower, and Borrower hereby agrees to indemnify the Issuing Lender from any loss, cost, expense or liability as a result of so acting.

                       (c) Upon issuance of a Letter of Credit, each Lender shall be deemed to have purchased a pro rata participation in such Letter of Credit from the Issuing Lender in proportion to that Lender's Pro Rata Share of the Revolving Facility. Without limiting the scope and nature of each Lender's participation in any Letter of Credit, to the extent that the Issuing Lender has not been reimbursed by Borrower for any payment required to be made by the Issuing Lender under any Letter of Credit, each Lender shall, pro rata according to its Pro Rata Share of the Revolving Facility, reimburse the Issuing Lender through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Lender to so reimburse the Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Lender for the amount of any payment made by the Issuing Lender under any Letter of Credit together with interest as hereinafter provided.

                       (d) Borrower agrees to pay to the Issuing Lender through the Administrative Agent an amount equal to any payment made by the Issuing Lender with respect to each Letter of Credit within one (1) Banking Day after demand made by the Issuing Lender therefor, together with interest on such amount from the date of any payment made by the Issuing Lender at the rate applicable to Alternate Base Rate Advances under the Revolving Facility for the period commencing on the date of any such payment and continuing through the first Banking Day following such demand and thereafter at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Lender for the payment made by it under the Letter of Credit. Each Lender that has reimbursed the Issuing Lender pursuant to Section 2.5(c) for its Pro Rata Share of any payment made by the Issuing Lender under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Lender against Borrower under this Section 2.5(d) and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Upon receipt of any such reimbursement from Borrower, the Issuing Lender shall pay to the Administrative Agent, for the ratable benefit of those Lenders that had reimbursed the Issuing Lender pursuant to Section 2.5(c) for their respective Pro Rata Shares of any payment made by the Issuing Lender under a Letter of Credit to which such reimbursement applies, the amount of such reimbursement.

                       (e) Borrower may, pursuant to a Request for Borrowing, request that Advances be made pursuant to Section 2.1(a) to provide funds for the payment required by Section 2.5(d). The proceeds of such Advances shall be paid directly to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                       (f) If Borrower fails to make the payment required by
        Section 2.5(d) within the time period therein set forth, in lieu of the reimbursement to the Issuing Lender under Section 2.5(c) the Issuing Lender may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Revolving Advances to be made by the Lenders under the Revolving Facility in an aggregate amount equal to the amount paid by the Issuing Lender with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in Article 8 shall not apply. The proceeds of such Advances shall be paid to the Issuing Lender to reimburse it for the payment made by it under the Letter of Credit.

                       (g) The issuance of any supplement, modification, amendment, renewal, or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

                       (h) The obligation of Borrower to pay to the Issuing Lender the amount of any payment made by the Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable, subject only to performance by the Issuing Lender of its obligations to Borrower under Section 5108 of the UCC. Without limiting the foregoing, Borrower's obligations shall not be affected by any of the following circumstances:

                               (i) any lack of validity or enforceability of the
                       Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

                               (ii) any amendment or waiver of or any consent to
                       departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, with the written consent of Borrower executed by a Responsible Official of Borrower;

                               (iii) the existence of any claim, setoff,
                       defense, or other rights that Borrower may have at any time against the Issuing Lender, the Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any Persons for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

                               (iv) any demand, statement, or any other document
                       presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document reasonably appeared to comply with the terms of the Letter of Credit;

                               (v) payment by the Issuing Lender in good faith
                       under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit;

                               (vi) the existence, character, quality, quantity,
                       condition, packing, value or delivery of any Property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such Property and the character, quality, quantity, condition, or value of such Property as described in such documents;

                               (vii) the time, place, manner, order or contents
                       of shipments or deliveries of Property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

                               (viii) the solvency or financial responsibility
                       of any party issuing any documents in connection with a Letter of Credit;

                               (ix) any failure or delay in notice of shipments
                       or arrival of any Property;

                               (x) any error in the transmission of any message
                       relating to a Letter of Credit not caused by the Issuing Lender, or any delay or interruption in any such message;

                               (xi) any error, neglect or default of any
                       correspondent of the Issuing Lender in connection with a Letter of Credit;

                               (xii) any consequence arising from acts of God,
                       war, insurrection, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of the Issuing Lender; and

                               (xiii) so long as the Issuing Lender in good
                       faith determines that the contract or document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to the Issuing Lender in connection with a Letter of Credit.

                       (i) The Issuing Lender shall be entitled to the protection accorded to the Administrative Agent pursuant to Section 10.6 (subject to the standards set forth therein), mutatis mutandis.

                       (j) The Uniform Code of Practice for Documentary Credits, as published in its most current version by the International Chamber of Commerce, shall be deemed a part of this Section and shall apply to all Letters of Credit to the extent not inconsistent with applicable Law.

               2.6 Termination or Reduction of the Commitments.

                      (a) Optional. Borrower may at any time or from time to time, upon not less than three (3) Banking Days' notice to the Administrative Agent, terminate in whole or reduce in part the Commitments under any Facility, provided that each partial reduction of the Commitments under any of the Facilities shall be in an aggregate amount of $250,000 or an integral multiple of $50,000 in excess thereof.

                      (b) Mandatory. The Revolving Commitments shall be automatically and permanently reduced to zero on the Revolving Facility Maturity Date. The unused Term Commitments shall be automatically and permanently reduced to zero at the close of business on the Closing Date concurrently with the Closing Date Lenders' initial Term Advances to be made on such date.

                      (c) Reduction Pro Rata; No Reinstatements. Each reduction of the Commitments under a Facility shall be applied to the respective Commitments of the relevant Lenders according to their respective Pro Rata Shares of such Facility. Commitments once terminated or reduced may not be reinstated.

               2.7 Administrative Agent's Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any relevant Lender no later than 10:00 a.m., California time, on the Banking Day of the proposed funding by the Administrative Agent of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender's portion of the total amount of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to the daily Federal Funds Rate. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitments or to prejudice any rights which the Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

               2.8 Swing Line.

                       (a) The Swing Line Lender shall from time to time from the Closing Date through the day prior to the Revolving Credit Facility Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request, provided that (a) after giving effect to such Swing Line Loan, Revolving Credit Facility Usage does not exceed the Maximum Revolving Credit Amount, (b) after giving effect to such Swing Line Loan, the Swing Line Outstandings do not exceed $5,000,000 and/or,
        (c) without the consent of all of the Lenders, no Swing Line Loan may be made during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Borrower may borrow, repay and reborrow under this Section. Borrowings under the Swing Line may be made in amounts which are integral multiples of $100,000 (or the remaining availability under the Swing Line) upon telephonic request by a Responsible Official of Borrower made to the Administrative Agent not later than 2:00 p.m., California time, on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier or electronic mail). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that, after giving effect to such request, availability for Loans will exist under Section 2.1(a) (and such verification shall be promptly confirmed in writing by telecopier or electronic mail). Each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $100,000 (or the Swing Line Outstandings). Borrower shall notify the Swing Line Lender of its intention to make a repayment of a Swing Line Loan not later than 1:00 p.m. California time on the date of repayment. If Borrower instructs the Swing Line Lender to debit its demand deposit account at the Swing Line Lender in the amount of any payment with respect to a Swing Line Loan, or the Swing Line Lender otherwise receives repayment, after 3:00 p.m., California time, on a Banking Day, such payment shall be deemed received on the next Banking Day. The Swing Line Lender shall promptly notify the Administrative Agent of the Swing Loan Outstandings each time there is a change therein.

                       (b) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Revolving Credit Facility Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender (subject to clause (d) below).

                       (c) Subject to subsection (e) below, the principal amount of all Swing Line Loans shall be due and payable on the earlier of (i) the maturity date agreed to by the Swing Line Lender and Borrower with respect to such loan (which maturity date shall not be a date more than five (5) consecutive Banking Days from the date of advance thereof) or
        (ii) the Revolving Credit Facility Maturity Date.

                       (d) Upon the making of a Swing Line Loan, each Lender shall be deemed to have purchased from the Swing Line Lender a participation therein in an amount equal to that Lender's Pro Rata Share of the Revolving Commitment times the amount of the Swing Line Loan. Upon demand made by the Swing Line Lender, each Lender shall, according to its Pro Rata Share of the Revolving Commitment, promptly provide to the Swing Line Lender its purchase price therefor in an amount equal to its participation therein. The obligation of each Lender to so provide its purchase price to the Swing Line Lender shall be absolute and unconditional (except only demand made by the Swing Line Lender) and shall not be affected by the occurrence of a Default or Event of Default; provided that no Lender shall be obligated to purchase its Pro Rata Share of (i) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Revolving Credit Facility Usage exceeds the Maximum Revolving Credit Amount, (ii) Swing Line Loans to the extent that, after giving effect to such Swing Line Loan, Swing Line Outstandings exceed $5,000,000 and (iii) any Swing Line Loan made (absent the consent of all of the Lenders) during the continuation of an Event of Default if written notice of such Event of Default shall have been provided to Swing Line Lender by the Administrative Agent or a Lender sufficiently in advance of the making of such Swing Line Loan. Each Lender that has provided to the Swing Line Lender the purchase price due for its participation in Swing Line Loans shall thereupon acquire a pro rata participation, to the extent of such payment, in the claim of the Swing Line Lender against Borrower for principal and interest and shall share, in accordance with that pro rata participation, in any principal payment made by Borrower with respect to such claim and in any interest payment made by Borrower (but only with respect to periods subsequent to the date such Lender paid the Swing Line Lender its purchase price) with respect to such claim.

                       (e) In the event that any Swing Line Loan remains outstanding for ten (10) consecutive Banking Days, then on the next Banking Day (unless Borrower has made other arrangements acceptable to the Swing Line Lender to repay such Swing Line Loan, in full), Borrower shall request a Loan pursuant to Section 2.1(a) sufficient to repay the aggregate principal amount of such Swing Line Loan together with any and all accrued and unpaid interest with respect thereto. In addition, the Swing Line Lender may, at any time, in its sole discretion, by written notice to the Borrowers and the Lenders, demand payment of the Swing Line Loans by way of a Revolving Advance in the full amount or any portion of the Swing Line Outstandings. In each case, the Administrative Agent shall automatically provide the responsive Advances made by each Lender to the Swing Line Lender (which the Swing Line Lender shall then apply to the Swing Line Outstandings). In the event that Borrower fails to request a Loan within the time specified by Section 2.2 on any such date, the Administrative Agent may, but is not required to, without notice to or the consent of Borrower, cause Alternate Base Rate Advances to be made by the Lenders under the Revolving Commitment in amounts which are sufficient to reduce the Swing Line Outstandings as required above. The proceeds of such Advances shall be paid directly to the Swing Line Lender for application to the Swing Line Outstandings.

               2.9 Collateral. The Obligations shall be secured by a first priority (subject to Liens permitted by Section 6.9) perfected Lien on the Collateral pursuant to the Collateral Documents.

                                   Article 3.

                                PAYMENTS AND FEES

               3.1 Principal and Interest.

                       (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth or provided for herein before and after Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest at the Default Rate to the fullest extent permitted by applicable Laws.

                       (b) Interest accrued on each Alternate Base Rate Advance shall be due and payable on each Quarterly Payment Date. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Alternate Base Rate Advance shall bear interest at a fluctuating rate per annum equal to the Alternate Base Rate plus the Applicable Alternate Base Rate Margin. Each change in the interest rate under this Section 3.1(b) due to a change in the Alternate Base Rate shall take effect simultaneously with the corresponding change in the Alternate Base Rate.

                       (c) Interest accrued on each Eurodollar Rate Advance which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Advance shall be due and payable on the date which is three months after the date such Eurodollar Rate Advance was made (and, in the event that all of the Lenders have approved a Eurodollar Period of longer than six months, every three months thereafter through the last day of the Eurodollar Period) and on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.7, the unpaid principal amount of any Eurodollar Rate Advance shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Advance plus the Applicable Eurodollar Rate Margin.

                       (d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                               (i) the amount, if any, by which the principal
                       Indebtedness evidenced by the Revolving Note at any time exceeds the Maximum Revolving Credit Amount shall be payable immediately;

                               (ii) the Term Amortization Amount with respect to
                       each applicable Amortization Date under the Term Notes shall be payable on such Amortization Date; and

                               (iii) the principal Indebtedness evidenced by any
                       series of Notes shall in any event be payable on the applicable Maturity Date for such series of Notes.

                       (e) The principal Indebtedness evidenced by the Notes shall be prepaid on or before the third Banking Day following the receipt by Borrower or any Subsidiary of: (i) Net Cash Sales Proceeds from Dispositions by an amount equal to the amount by which such Net Cash Sales Proceeds exceed $250,000 per annum; (ii) Net Cash Issuance Proceeds from the issuance of equity Securities of Borrower or any Subsidiary by an amount equal to the amount by which such Net Cash Issuance Proceeds exceed $250,000 per annum. Any prepayment of the Notes under this subsection shall be applied first, to principal coming due on the Term Notes in reverse order of maturity and second, to the Revolving Notes in accordance with the respective principal balances then outstanding thereunder.

                       (f) The principal Indebtedness evidenced by the Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment shall be not less than $2,000,000 and shall be an integral multiple of $500,000, (ii) the Administrative Agent shall have received written notice of any prepayment by 9:00 a.m. California time on the date that is (x) in the case of a Eurodollar Rate Advance three (3) Banking Days before the date of prepayment and (y) in the case of an Alternate Base Rate Advance, the date of prepayment, which notice shall identify the date and amount of the prepayment and the Advance(s) being prepaid, (iii) each prepayment of principal on any Eurodollar Rate Advance shall be accompanied by payment of interest accrued to the date of payment on the amount of principal paid, (iv) any payment or prepayment of all or any part of any Eurodollar Rate Advance on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(e), and (v) to the extent any prepayment of any of the Notes under this subsection is in excess of any Term Amortization Amount then due, such excess shall be applied pro rata to principal payments coming due first to the Term Notes and second to the Revolving Notes in accordance with the respective principal balances then outstanding thereunder.

               3.2 Unused Revolving Facility Commitment Fee. From the Closing Date through the Revolving Facility Maturity Date, Borrower shall pay to the Administrative Agent, for the ratable accounts of the applicable Lenders in accordance with their respective Pro Rata Shares, a commitment fee equal to the Applicable Commitment Fee Margin times the average daily amount by which the Maximum Revolving Credit Amount exceeds the sum of (a) the aggregate principal amount of funded Indebtedness then outstanding under the Revolving Notes plus
(b) the Aggregate Effective Amount under all outstanding Standby Letters of Credit. The commitment fee shall be payable quarterly in arrears on each Quarterly Payment Date.

               3.3 Closing Fee; Agency Fee etc. Borrower shall pay to the Closing Date Lenders, through the Administrative Agent, the closing fees in the amount heretofore agreed upon by letter agreement among Borrower and each Closing Date Lender. All such fees shall be fully earned when paid and shall be non-refundable. Fees paid to the Administrative Agent are solely for its own account and are non-refundable.

               3.4 Letter of Credit Fees. With respect to each Letter of Credit, Borrower shall pay the following fees:

                       (a) concurrently with the issuance of each Standby Letter of Credit and on each Quarterly Payment Date thereafter so long as such Standby Letter of Credit shall remain outstanding, to the Administrative Agent for the ratable accounts of the Lenders in accordance with their respective Pro Rata Shares, a standby letter of credit fee in an amount equal to the product of the then Applicable Standby Letter of Credit Fee Rate times the then outstanding undrawn amount of such Standby Letter of Credit, for the period commencing on such payment date and ending on the next succeeding Quarterly Payment Date or for the remaining term of such Standby Letter of Credit, whichever is shorter; provided, however, that the applicable standby letter of credit fee payable in connection with the original issuance of any Standby Letter of Credit (and on each anniversary date thereof if such Letter of Credit is renewed or extended) shall be no less than $350;

                       (b) concurrently with the issuance of each Commercial Letter of Credit, a one-time issuance fee equal to 1.00% (100 basis points) of the face amount of such Commercial Letter of Credit; and

                       (c) concurrently with the issuance of each Letter of Credit, and on each Quarterly Payment Date thereafter so long as such Letter of Credit shall remain outstanding, to the Issuing Lender for its own account, a fronting fee equal to 0.125% (12.5 basis points) per annum on the daily average stated amount of such Letter of Credit.

In addition to the foregoing, in connection with a Letter of Credit and activity relating thereto, Borrower also shall pay amendment, transfer, issuance, negotiation and such other fees as the Issuing Lender normally charges, in the amounts set forth from time to time as the Issuing Lender's published scheduled fees for such services. Each of the fees payable with respect to Letters of Credit under this Section is earned when due and is nonrefundable.

               3.5 Increased Commitment Costs. If any Lender shall determine in good faith that the introduction after the Closing Date of any applicable law, rule, regulation or guideline regarding capital adequacy, or any change therein or any change in the interpretation or administration thereof by any central bank or other Governmental Agency charged with the interpretation or administration thereof, or compliance by such Lender (or its Eurodollar Lending Office) or any corporation controlling such Lender, with any request, guideline or directive regarding capital adequacy (whether or not having the force of Law) of any such central bank or other authority not imposed as a result of such Lender's or such corporation's failure to comply with any other Laws, affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy and such Lender's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then, within ten (10) days after demand of such Lender, Borrower shall pay to such Lender, from time to time as specified in good faith by such Lender, additional amounts sufficient to compensate such Lender in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement, provided that Borrower, shall not be obligated to pay any such amount which arose prior to the date which is one year preceding the date of such demand or is attributable to periods prior to the date which is one year preceding the date of such demand. Each Lender's determination of such amounts shall be conclusive in the absence of manifest error.

               3.6 Eurodollar Costs and Related Matters.

               (a) In the event that any Governmental Agency imposes on any Lender any reserve or comparable requirement (including any emergency, supplemental or other reserve) with respect to the Eurodollar Obligations of that Lender, Borrower shall pay that Lender within ten
        (10) days after demand all amounts necessary to compensate such Lender (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market) in respect of the imposition of such reserve requirements (provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is one year preceding the date of such demand or is attributable to periods prior to the date which is one year preceding the date of such demand). Any Lender's determination of such amount shall be conclusive in the absence of manifest error.

               (b) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                               (i) shall subject any Lender or its Eurodollar
                       Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, or shall change the basis of taxation of payments to any Lender attributable to the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances, excluding (A) taxes imposed on or measured in whole or in part by its overall net income by (1) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (2) any jurisdiction (or political subdivision thereof) in which it is "doing business" and
                       (B) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws;

                               (ii) shall impose, modify or deem applicable any
                       reserve not applicable or deemed applicable on the date hereof (including any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, capital or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office); or

                               (iii) shall impose on any Lender or its
                       Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances, its obligation to make Eurodollar Rate Advances or this Agreement, or shall otherwise affect any of the same;

        and the result of any of the foregoing, as determined in good faith by such Lender, increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances or reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, any of its Notes evidencing Eurodollar Rate Advances or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market), then, within five (5) Banking Days after demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advances in the Designated Eurodollar Market); provided that Borrower shall not be obligated to pay any such amount which arose prior to the date which is one year preceding the date of such demand or is attributable to periods prior to the date which is one year preceding the date of such demand. A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error.

                       (c) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the good faith opinion of any Lender, make it unlawful or impossible for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Borrowing consisting of Eurodollar Rate Advances, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the Designated Eurodollar Market, or to determine or charge interest rates based upon the Eurodollar Rate, then such Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality or impossibility and the Administrative Agent forthwith shall give notice thereof to the other Lenders and Borrower. Upon receipt of such notice, the outstanding principal amount of such Lender's affected Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Alternate Base Rate Advances on either (i) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if such Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (ii) immediately if such Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(e). Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will cause such Lender to notify Borrower as set forth in the first sentence of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. In the event that any Lender is unable, for the reasons set forth above, to make, maintain or fund any Eurodollar Rate Advance, such Lender shall fund such Eurodollar Dollar Rate Advance as an Alternate Base Rate Advance for the same period of time, and such amount shall be treated in all respects as an Alternate Base Rate Advance. In the event that any Lender's obligation to make Eurodollar Rate Advances has been suspended under this Section, such Lender shall promptly notify the Administrative Agent and Borrower of the cessation of the Special Eurodollar Circumstance which gave rise to such suspension.

                       (d) If, with respect to any proposed Borrowing comprised of Eurodollar Rate Advances:

                               (i) the Administrative Agent reasonably
                       determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in Dollars (in the applicable amounts) are not being offered to any Lender in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                               (ii) the Requisite Lenders advise the
                       Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (A) does not represent the effective pricing to such Lenders for deposits in Dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (B) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

        then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended.

                       (e) Upon payment or prepayment of any Eurodollar Rate Advance (other than as the result of a conversion required under Section 3.6(c)) on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower (for a reason other than the breach by a Lender of its obligation pursuant to Section 2.1(a)) to borrow on the date or in the amount specified for a Borrowing comprised of Eurodollar Rate Advances in any Request for Borrowing, Borrower shall pay to the appropriate Lender within five (5) Banking Days after demand a prepayment fee or failure to borrow fee, as the case may be (determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market) equal to the sum of:

                               (1) $250; plus

                               (2) the amount, if any, by which (i) the
                       additional interest would have accrued on the amount prepaid or not borrowed at the Eurodollar Rate plus the Applicable Eurodollar Rate Margin if that amount had remained or been outstanding through the last day of the applicable Eurodollar Period exceeds (ii) the interest that such Lender could recover by placing such amount on deposit in the Designated Eurodollar Market for a period beginning on the date of the prepayment or failure to borrow and ending on the last day of the applicable Eurodollar Period (or, if no deposit rate quotation is available for such period, for the most comparable period for which a deposit rate quotation may be obtained); plus

                               (3) all out-of-pocket expenses incurred by such
                       Lender reasonably attributable to such payment, prepayment or failure to borrow.

        Each Lender's determination of the amount of any prepayment fee payable under this Section shall be conclusive in the absence of manifest error.

                       (f) Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to clause (a) or clause (b) of this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Any request for compensation by a Lender under this Section shall set forth the basis upon which it has been determined that such an amount is due from Borrower, a calculation of the amount due, and a certification that the corresponding costs have been incurred by such Lender.

               3.7 Late Payments and Default Rate. If any installment of principal or interest or any fee or cost or other amount payable under any Loan Document to the Administrative Agent or any Lender is not paid when due, it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the sum of the interest rate otherwise applicable thereto hereunder (or, if no interest rate is otherwise applicable thereto hereunder, the Alternate Base Rate) plus 2.00% (the "Default Rate"), to the fullest extent permitted by applicable Laws. While any Event of Default exists or after acceleration, at the option of the

Requisite Lenders, Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Law) on the principal amount of all outstanding Obligations, at the Default Rate, to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable Laws.

               3.8 Computation of Interest and Fees. Computation of interest and fees under this Agreement shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Advance for the day on which the Advance is made; interest shall not accrue on an Advance, or any portion thereof, for the day on which the Advance or such portion is paid. Any Advance that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

               3.9 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest and fees.

               3.10 Manner and Treatment of Payments.

                       (a) Each payment hereunder (except payments pursuant to Sections 3.4, 3.5, 11.3, 11.11 and 11.21) or on the Notes or under any other Loan Document shall be made to the Administrative Agent at the Administrative Agent's Office, in immediately available funds not later than 11:00 a.m. California time, on the day of payment (which must be a Banking Day). All payments received after such time, on any Banking Day, shall be deemed received on the next succeeding Banking Day. The amount of all payments received by the Administrative Agent for the account of each Lender shall be immediately paid by the Administrative Agent to the applicable Lender in immediately available funds and, if such payment was received by the Administrative Agent by 11:00 a.m., California time, on a Banking Day and not so made available to the account of a Lender on that Banking Day, the Administrative Agent shall reimburse that Lender for the cost to such Lender of funding the amount of such payment at the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

                       (b) Borrower hereby authorizes the Administrative Agent to debit the Designated Deposit Account to effect any payment due to the Lenders or the Administrative Agent pursuant to this Agreement. Any resulting overdraft in the Designated Deposit Account shall be payable by Borrower to the Administrative Agent on the next following Banking Day.

                       (c) Each payment or prepayment on account of any Borrowing shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Borrowing.

                       (d) Each Lender shall use its best efforts to keep a record (in writing or by an electronic data entry system) of Advances made by it and payments received by it with respect to each of its Notes and, subject to Section 10.6(g), such record shall, as against Borrower, be presumptive evidence of the amounts owing. Notwithstanding the foregoing sentence, the failure by any Lender to keep such a record shall not affect Borrower's obligation to pay the Obligations.

                       (e) Each payment of any amount payable by Borrower or any other Party to any Lender under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority, excluding (i) taxes imposed on or measured in whole or in part by its overall net income and franchise taxes imposed in lieu of net income taxes by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" and (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws (all such non-excluded taxes, assessments or other charges being hereinafter referred to as "Taxes"). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of Taxes from any amount payable to any Lender under this Agreement, Borrower shall (1) make such deduction or withholding and pay the same to the relevant Governmental Agency and
        (2) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-Tax amount equal to the amount to which that Lender would have been entitled under this Agreement absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such Taxes, that Lender shall promptly refund such excess to Borrower.

               3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Advance in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Advance in any particular place or manner.

               3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

               3.13 Administrative Agent's Right to Assume Payments Will be Made. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment (or otherwise cause sufficient funds to be available in the Designated Deposit Account for debit pursuant to
Section 3.10(b)), the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment (or caused funds sufficient to make such payment to be available) when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date, an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment (or caused funds sufficient to make such payment to be available) to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at the Federal Funds Rate.

               3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent and the Lenders, or that Lender, under Article 3 has been determined, concurrently with demand for such payment.

               3.15 Survivability. All of Borrower's obligations under Sections
3.4 and 3.5 shall survive for the one year period following the Termination Date, and Borrower shall remain obligated thereunder for all claims under such Sections made by any Lender to Borrower prior to the expiration of such period.

                                   Article 4.
                         REPRESENTATIONS AND WARRANTIES

               Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

               4.1 Existence and Qualification; Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware. Borrower is duly qualified or registered to transact business and is in good standing in the State of California, and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower, has all requisite power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform its Obligations. The chief executive offices of Borrower is located in Perris, California. All outstanding capital stock of Borrower, are duly authorized, validly issued, fully paid and non-assessable, and no holder thereof has any enforceable right of rescission under any applicable state or federal securities or other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply with Laws and other legal requirements applicable to its business, obtain authorizations, etc., file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

               4.2 Authority; Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by Borrower and the other Obligors of the Loan Documents to which it is a Party have been duly authorized by all necessary corporate or company action, as applicable, and do not and will not:

                       (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, member, security holder or creditor of such Party;

                       (b) Violate or conflict with any provision of such Party's charter, articles of incorporation, bylaws, articles or certificate of organization, operating agreement, or other organizational documents, as applicable;

                       (c) Result in or require the creation or imposition of any Lien (other than pursuant to the Loan Documents) or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                       (d) Violate any Requirement of Law applicable to such Party;

                       (e) Result in a breach of or constitute a default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and such Party is not in violation of, or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

               4.3 No Governmental Approvals Required. Except as previously obtained or made, no authorization, consent, approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is or will be required to authorize or permit under applicable Laws the execution, delivery and performance by Borrower or any other Obligor of the Loan Documents to which it is a Party.

               4.4 Subsidiaries.

                       (a) Schedule 4.4 hereto correctly sets forth the names, form of legal entity, number of shares of capital stock or membership or other equity interests, as applicable, issued and outstanding, number of shares of capital stock or membership or other equity interests, as applicable, owned by Borrower or any Subsidiary of Borrower (specifying such owner) and jurisdictions of organization of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock, membership interest, other equity interest or debt security which is convertible, or exchangeable, for capital stock, membership interests or other equity interests in any Person. Unless otherwise indicated in Schedule 4.4, all of the outstanding shares of capital stock, all of the outstanding membership interests or all of the units of other equity interest, as the case may be, of each Subsidiary are owned of record and beneficially by Borrower, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such shares, membership interests or other equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens, except for Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.9.

                       (b) Each Subsidiary is a legal entity of the type described in Schedule 4.4 duly formed, validly existing and, if such concept is legally recognized in such Subsidiary's jurisdiction of organization, in "good standing" under the Laws of its jurisdiction of organization, is duly qualified to do business as a foreign organization and, if such concept is legally recognized in any applicable jurisdiction, is in "good standing" as such in each jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification necessary (except where the failure to be so duly qualified and in good standing does not constitute a Material Adverse Effect), and has all requisite power and authority to conduct its business and to own and lease its Properties.

                       (c) Each Subsidiary is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure to be in such compliance, obtain such authorizations, consents, approvals, orders, licenses, and permits, accomplish such filings, registrations, and qualifications, or obtain such exemptions, does not constitute a Material Adverse Effect.

               4.5 Financial Statements. Borrower has furnished to the Lenders
(a) the audited consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2000 and (b) the unaudited balance sheet and statement of operations of Borrower and its Subsidiaries for the Fiscal Quarter ended September 30, 2001. The financial statements described in clause (a) fairly present in all material respects the financial condition, results of operations and changes in financial position, and the balance sheet and statement of operations described in clause (b) fairly present the financial condition and results of operations of Borrower and its Subsidiaries, as of such dates and for such periods in conformity with GAAP consistently applied subject only to normal year-end accruals and audit adjustments

               4.6 No Other Liabilities; No Material Adverse Changes. Borrower and its Subsidiaries do not have any material liability or material contingent liability required under GAAP to be reflected or disclosed, and not reflected or disclosed, in the pro forma balance sheet described in Section 4.5(b), other than liabilities and contingent liabilities arising in the ordinary course of business since the date of such balance sheet. As of the Closing Date, no circumstance or event has occurred that constitutes a Material Adverse Effect since September 30, 2001.

               4.7 Title to and Location of Property. Borrower and its Subsidiaries have valid title to the Property (other than assets which are the subject of a Capital Lease Obligation) reflected in the pro forma balance sheet described in Section 4.5(b), other than items of Property or exceptions to title which are in each case immaterial and Property subsequently sold or disposed of in the ordinary course of business. Such Property is free and clear of all Liens and Rights of Others, other than Liens or Rights of Others described in Schedule 4.7A and Permitted Encumbrances, other encumbrances permitted pursuant to
Section 6.9, and Permitted Rights of Others. All Property of Borrower and its Subsidiaries is located at one of the locations described in Schedule 4.7B, which schedule sets forth (a) all office, warehouse and manufacturing and other space of Borrower and its Subsidiaries where any Property of Borrower or any of its Subsidiaries is located and (b) all deposit (whether a demand, time, savings, passbook or similar account) and investment accounts of Borrower and its Subsidiaries, identifying such account by account number, type, location of depositary institution and applicable owner thereof.

               4.8 Intangible Assets. Borrower and its Subsidiaries own, or possess the right to use to the extent necessary in their respective businesses, all material trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of their businesses as now operated, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect. Except as described in Schedule 4.8, in the enforcement of its rights as a secured creditor, the Administrative Agent (or any applicable Lender) will not be required to own or otherwise possess the right to use any patent, trademark or other intellectual property, or any license to use the same, in order to sell any Inventory of Borrower or any of its Subsidiaries after the occurrence of an Event of Default. Schedule 4.8 sets forth all patents, patent applications, trademarks, trade names and trade styles used by Borrower or any of its Subsidiaries at any time within the five (5) year period ending on the Closing Date.

               4.9 Public Utility Holding Company Act. None of Borrower or any of the other Obligors is a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

               4.10 Litigation. Except for (a) any matter fully covered as to subject matter and amount (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has not asserted lack of subject matter coverage or reserved its right to do so, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $250,000, (c) matters of an administrative nature not involving a claim or charge against Borrower or any Subsidiary of Borrower and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower threatened against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency. None of Borrower, its Subsidiaries, or, to the best knowledge of Borrower, any executive officer of any such Persons has been indicted or convicted in connection with or is engaging in any criminal conduct which constitutes a felony, or is currently subject to any lawsuit or proceeding or, to the best of Borrower's knowledge, under investigation in connection with any anti-racketeering or criminal conduct or activity which constitutes a felony.

               4.11 Binding Obligations. Each of the Loan Documents to which Borrower and any of the other Obligors is a Party will, when executed and delivered by such Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

               4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

               4.13 ERISA.

                       (a) With respect to each Pension Plan:

                               (i) such Pension Plan complies in all material
                       respects with ERISA and any other applicable Laws to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect;

                               (ii) such Pension Plan has not incurred any
                       "accumulated funding deficiency" (as defined in Section 302 of ERISA) that could reasonably be expected to have a Material Adverse Effect;

                               (iii) no "reportable event" (as defined in
                       Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) has occurred that could reasonably be expected to have a Material Adverse Effect; and

                               (iv) neither Borrower nor any of the other
                       Obligors has engaged in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code) that could reasonably be expected to have a Material Adverse Effect.

                       (b) Neither Borrower nor any of the other Obligors have incurred or expects to incur any withdrawal liability to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect.

               4.14 Regulation U; Investment Company Act. No part of the proceeds of any Advance hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any Margin Stock in violation of Regulation U. Neither Borrower nor any of the other Obligors is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

               4.15 Disclosure. No written statement made by a Senior Officer of Borrower to the Administrative Agent or any Lender pursuant to this Agreement, or in connection with any Advance, as of the date thereof contained any untrue statement of a material fact or omitted a material fact necessary to make the statement made not misleading in light of all the circumstances existing at the date the statement was made.

               4.16 Tax Liability. Borrower and the other Obligors have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained and (b) immaterial taxes so long as no material Property of Borrower or any Subsidiary is at impending risk of being seized, levied upon or forfeited.

               4.17 Projections. As of the Closing Date, to the best knowledge of Borrower the assumptions set forth in the Projections are reasonable and consistent with each other and with all facts known to Borrower other than to the extent the disclosures set forth on Schedule 4.17 would affect such assumptions, and the Projections are reasonably based on such assumptions. Nothing in this Section 4.17 shall be construed as a representation or covenant that the Projections in fact will be achieved.

               4.18 Hazardous Materials. Except as described in Schedule 4.18,
(a) neither Borrower nor any of the other Obligors at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Real Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) no condition exists that violates any Hazardous Material Law affecting any Real Property except for such violations that would not individually or in the aggregate constitute a Material Adverse Effect, (c) no Real Property or any portion thereof is or has been utilized by any Borrower or any Subsidiary as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous Materials are used, generated or stored by Borrower or any Subsidiary on any Real Property, or transported to or from such Real Property by Borrower, or any Subsidiary, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

               4.19 Security Interests. Upon the execution and delivery of the Security Agreement, the Security Agreement will create a valid security interest in the Collateral described therein securing the Obligations (subject only to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9 and to such qualifications and exceptions as are contained in the UCC with respect to the priority of security interests perfected by means other than the filing of a financing statement or with respect to the creation of security interests in Property to which Division 9 of the UCC does not apply) and all actions necessary to perfect the security interests so created, other than filing of the UCC-1 financing statements delivered to the Administrative Agent pursuant to Section 8.1 with the appropriate Governmental Agency, have been taken and completed. Upon the execution and delivery of any Control Account Agreement by the depositary institution party thereto and the Borrower or any applicable Subsidiary, such Control Account Agreement will create a valid security interest in the Collateral described therein (subject only to Liens permitted by the terms of such Control Account Agreement and Liens permitted by
Section 6.9) securing the Obligations and all actions necessary to perfect the security interests so created will have been taken and completed. Upon the execution and delivery of the Pledge Agreements, each Pledge Agreement will create a valid first priority security interest in the Pledged Collateral described therein and upon delivery of the applicable Pledged Collateral to the Administrative Agent all action necessary to perfect the security interests so created will have been taken and completed.

               4.20 Employee Matters. There is no strike, work stoppage or labor dispute with any union or group of employees pending or, to the best knowledge of Borrower overtly threatened involving Borrower or any Subsidiary that would constitute a Material Adverse Effect.

               4.21 Fiscal Year. Borrower and its Subsidiaries each operate on a fiscal year ending on December 31.

               4.22 Solvency. After giving effect to this Agreement and the other Loan Documents (including after giving effect to Advances under this Agreement as of the Closing Date), Borrower shall be Solvent.

               4.23 Trac Modular. Trac Modular Manufacturing, Inc. ("Trac Modular") is a Subsidiary of Borrower with less than $10,000 of total assets. Trac Modular will be dissolved not greater than ninety (90) subsequent to the Closing Date.

                                   Article 5.
                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)

               So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, and shall cause each of the Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents:

               5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof and upon their respective income or profits or any part thereof, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid (a) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings so long as the relevant entity has established and maintains adequate reserves for the payment of the same or (b) any immaterial tax so long as no material Property of Borrower or any Subsidiary thereof is at impending risk of being seized, levied upon or forfeited.

               5.2 Preservation of Existence. Preserve and maintain their respective existences (except as permitted by Section 6.4) in the jurisdiction of their formation and all material authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business and qualify and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties except where the failure to so qualify or remain qualified would not constitute a Material Adverse Effect.

               5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties, except (i) that the failure to maintain, preserve and protect a particular item of Property that is at the end of its useful life or that is not of significant value, either intrinsically or to the operations of Borrower or any of its Subsidiaries, shall not constitute a violation of this covenant, and (ii) this covenant shall not be construed to prohibit any Disposition otherwise permitted pursuant to Section 6.3.

               5.4 Maintenance of Insurance.

                       (a) Maintain insurance on all insurable tangible Property against fire, casualty and such other hazards (including extended coverage and workmen's compensation) in such amounts, with such deductibles and with such insurers (rated "A" or better by "A.M. Best's Insurance Reports") as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent. Prior to the Closing Date,

        Borrower shall furnish the Administrative Agent with a schedule of all such insurance prepared by their insurance broker, and certificates of insurance with respect thereto (including the text of the lender's loss payable clause in favor of the Administrative Agent required below), or such other evidence of insurance as the Administrative Agent may require. Borrower shall furnish the Administrative Agent with a copy of each applicable policy within thirty (30) days after Closing Date. In the event Borrower fails to procure or cause to be procured any such insurance or to timely pay or cause to be paid the premium(s) on any such insurance, the Administrative Agent may do so for Borrower but Borrower shall continue to be liable for the same. All casualty insurance policies shall contain standard lender's loss payable clauses issued in favor of the Administrative Agent (on behalf of the Lenders) indicating that the Administrative Agent is sole lender loss payee, under which all losses thereunder shall be paid to the Administrative Agent (on behalf of the Lenders) as the Administrative Agent's interest may appear. Such policies shall expressly provide that the requisite insurance cannot be altered or canceled without thirty (30) days prior written notice to the Administrative Agent and shall insure the Administrative Agent notwithstanding the act or neglect of Borrower or any of its Subsidiaries. Borrower hereby appoints the Administrative Agent as its attorney-in-fact, exercisable at the Administrative Agent's option only during the occurrence and continuance of a Default or an Event of Default, and only to the extent the Obligations are outstanding, to endorse any check which may be payable to Borrower and to file proofs of loss with respect to any insurance claims, in order to collect the proceeds of such insurance and any amount or amounts collected by the Administrative Agent pursuant to the provisions of this paragraph may be applied by the Administrative Agent to the Obligations. Borrower further covenants that all insurance premiums due and owing under its current casualty policies have been paid. Borrower also agrees to notify the Administrative Agent, promptly, upon any receipt of a notice of termination, cancellation, or non-renewal from its insurance company of any such policy.

                       (b) Maintain, and deliver to the Administrative Agent upon the Administrative Agent's request evidence of, public liability, products liability and business interruption insurance in such amounts as are reasonably acceptable to the Administrative Agent, but in any event not more than are customary for companies in the same or similar businesses located in the same or similar area. The Administrative Agent (on behalf of the Lenders) shall be named as additional insured with respect to all such liability insurance. The foregoing insurance shall be obtained from such insurers (rated "A" or better by "A.M. Best's Insurance Reports") as are customarily used by companies operating in the same industry as Borrower and its Subsidiaries and reasonably acceptable to the Administrative Agent.

               5.5 Compliance With Laws. Comply with all Requirements of Law noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

               5.6 Inspection Rights. Upon reasonable notice, at any time during regular business hours and, as requested by the Administrative Agent (but not so as to materially interfere with the business of Borrower or any of the Subsidiaries) permit the Administrative Agent, or any Lender, or any authorized employee, agent or representative thereof, to examine, audit and make copies and abstracts from the records and books of account of (including any software or CD Rom programs relating thereto), and to visit and inspect the Properties of, Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees or accountants and, upon request, furnish promptly to the Administrative Agent or any Lender true copies of all financial information made available to the board of directors or audit committee of the board of directors of Borrower. If any of the Properties, books or records of Borrower or any of the Subsidiaries are in the possession of a third party, Borrower authorizes that third party to permit the Administrative Agent or any Lender or any agents thereof to have access to perform inspections or audits and to respond to the Administrative Agent's or any Lender's request for information concerning such Properties, books and records. Notwithstanding the foregoing, no prior notice of any such examination, audit, visit, inspection or discussion shall be required if an Event of Default has occurred and remains in effect or if the Administrative Agent has reason to believe that a Default or Event of Default then exists.

               5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrowers and its Subsidiaries.

               5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations to which any one or more of them is a party, except for any such Contractual Obligations (a) the performance of which would cause a Default or (b) then being contested by any of them in good faith by appropriate proceedings or (c) if the failure to comply does not constitute a Material Adverse Effect.

               5.9 Use of Proceeds. Use the proceeds of all Advances to (a) refinance certain Indebtedness of Borrower, (ii) finance certain acquisitions and (c) provide for the working capital and general corporate purpose need of Borrower and its Subsidiaries.

               5.10 Hazardous Materials Laws. Keep and maintain all Real Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower or any Subsidiary relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of such Real Property that could reasonably be expected to cause such Real Property or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of such Real Property under any applicable Hazardous Materials Laws.

               5.11 Future Subsidiaries; Additional Security Documentation. (a) Cause each Subsidiary formed or acquired by Borrower or any Subsidiary of Borrower after the Closing Date to execute and deliver to the Administrative Agent (i) an appropriate joinder to the Subsidiary Guaranty, the Security Agreement and/or the Pledge Agreement (ii) such landlord/mortgage waivers as the Administrative Agent shall reasonably request and (iii) such other agreements, financing statements and other documents (including those of the type described in Sections 8.1(a)(10), (11), and (12)), together with an opinion of counsel from counsel and in form and substance reasonably acceptable to the Administrative Agent, and (b) pledge to the Administrative Agent pursuant to the Pledge Agreement all of the capital stock or other equity interests of any Subsidiary formed or acquired after the Closing Date. In addition to the foregoing, Borrower and the Subsidiaries shall cause such documents and instruments as may be reasonably requested by the Administrative Agent from time to time to be executed and delivered and do such further acts and things as reasonably may be required in order for the Administrative Agent to obtain a fully perfected first priority Lien on all Collateral, subject to Permitted Encumbrances, Permitted Rights of Others and other matters permitted by Section 6.9.

               5.12 Intercompany Notes. Cause each Subsidiary and Affiliate of Borrower to execute a promissory note (in a form reasonably acceptable to Administrative Agent) evidencing any Indebtedness of such Subsidiary or Affiliate to Borrower, or any Subsidiary of Borrower, which is in an amount of $250,000 or more, and cause each payee of such promissory note to deliver the same to the Administrative Agent, with an endorsement in blank, as Pledged Collateral.

               5.13 Syndication Process. Cooperate in such respects as may be reasonably requested by the Arranger in connection with the syndication of the credit facilities under this Agreement, including the provision of information (in form and substance acceptable to the Arranger) for inclusion in written materials furnished to prospective syndicate members and the participation by Senior Officers of Borrower and its Subsidiaries in meetings with prospective syndicate members.

               5.14 Interest Rate Protection Agreements. Enter into and deliver to the Administrative Agent one or more Approved Interest Rate Protection Agreements at the soonest commercially reasonable time following the Closing Date, which Approved Interest Rate Protection Agreements shall, in the aggregate, cover at least fifty percent (50%) of the outstanding Term Facility for a period of not less than thirty-six (36) months.

               5.15 Landlord Waivers and Consents. Deliver to the Administrative Agent a landlord waiver/consent, or other appropriate waiver/consent, in form and substance reasonably satisfactory to the Administrative Agent from the owner/lessor of any premises not owned by Borrower or any Subsidiary (other than the premises listed in Section 8.1(a) (10) hereof) at which any of the Collateral is now or hereafter located for the purpose of perfecting the Administrative Agent's (on behalf of Lenders) Liens as first priority Liens in, and of providing access to, such Collateral. Notwithstanding the above, if, after using commercially reasonable efforts, Borrower is unable to provide a landlord consent to the Administrative Agent with respect to any applicable real Property, the Administrative Agent shall have the right, but not the obligation, at Borrower's reasonable cost and expense, to attempt to obtain such landlord consent from the applicable party and Borrower shall cooperate with the Administrative Agent in connection with any such attempt to obtain such landlord consent. If the Administrative Agent elects to attempt to obtain a landlord consent, Borrower shall be entitled to participate in any negotiations or other discussions between the Administrative Agent and the applicable landlord and, if the Administrative Agent (or its counsel) intends to deliver any written document (including correspondence and draft landlord consents) to any applicable landlord, the Administrative Agent shall provide Borrower a reasonable opportunity to review and comment on such written document prior to the delivery thereof to the applicable landlord. Notwithstanding the foregoing, the Administrative Agent shall not have the right to commence an action (or bring suit) against any landlord for delivery of a landlord consent without the consent of Borrower. As used in this Section 5.15, "commercially reasonable efforts" shall not require Borrower to commence suit against or pay any material sum or to deliver any other material consideration to any landlord refusing to provide an acceptable landlord consent.

                                   Article 6.
                               NEGATIVE COVENANTS

               So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the written approval of the Requisite Lenders or, if required by Section 11.2, all of the Lenders) otherwise consents:

               6.1 Prepayment of Indebtedness. Prepay any principal or interest on any Indebtedness of Borrower or any Subsidiary prior to the date when due, or make any payment or deposit with any Person that has the effect of providing for the satisfaction of any Indebtedness of Borrower or any Subsidiary prior to the date when due, except (a) Indebtedness to the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, (b) Indebtedness in an amount not to exceed $200,000 per annum and (c) Indebtedness to other Persons the prepayment of which is approved in advance by the Requisite Lenders in writing.

               6.2 Prepayment of Subordinated Obligations. Pay any (a) principal (including sinking fund payments) or any other amount (other than scheduled interest payments) with respect to any Subordinated Obligation, or purchase or redeem any Subordinated Obligation or deposit any monies, securities or other Property with any trustee or other Person to provide assurance that the principal or any portion thereof of any Subordinated Obligation will be paid when due or otherwise to provide for the defeasance of any Subordinated Obligation or (b) scheduled interest on any Subordinated Obligation if the payment thereof is then prohibited under the terms of the subordination provisions governing such Subordinated Obligations.

               6.3 Disposition of Property. Make any Disposition of its Property, whether now owned or hereafter acquired, except (a) Dispositions of obsolete Property or Property with no material remaining useful life, (b) Dispositions in an aggregate amount not to exceed $200,000 in any Fiscal Year ending after the Closing Date or $1,000,000 in the aggregate from and after the Closing Date to the Termination Date and (c) Dispositions of Property permitted pursuant to the terms of the Security Agreement; provided that (i) at the time of any such Disposition pursuant to clause (b) only, no Default or Event of Default shall exist or shall result from such Disposition, (ii) the sales price relating to a Disposition (pursuant to clause (a) or (b)) shall be paid in Cash and (iii) with respect to Dispositions pursuant to clause (a) or (b), a Borrower shall comply with Section 3.1(e) in connection with such Disposition.

               6.4 Mergers. Merge or consolidate with or into any Person, except mergers and consolidations of a Subsidiary into Borrower (with Borrower as the surviving entity), or of Subsidiaries with each other, provided that (a) no Default or Event of Default would result therefrom and (b) any such "surviving" entity shall have executed such amendments to the Loan Documents, if any, as the Administrative Agent may reasonably determine are appropriate as a result of such merger.

               6.5 Hostile Tender Offers. Make any offer to purchase or acquire, or consummate a purchase or acquisition of, five percent (5%) or more of the voting interest in any corporation or other business entity if the board of directors or management of such corporation or business entity has notified Borrower that it opposes such offer or purchase and such notice has not been withdrawn or superseded.

               6.6 Distributions. Declare or pay or make any form of Distribution, whether from capital, income or otherwise, and whether in Cash or other Property, except:

                       (a) Distributions by any Subsidiary to a Borrower or to any wholly-owned Subsidiary of Borrower;

                       (b) Distributions consisting of dividends payable solely in capital stock or rights to purchase capital stock; and

                       (c) Distributions to any holder of the capital stock of Borrower for the purpose of repurchasing such capital stock from such holder; provided that (i) the aggregate amount of all such Distributions shall not to exceed $5,000,000 and (ii) the aggregate amount of any such Distribution shall not be greater than the fair market value of the capital so repurchased;

        provided that in each such case, no Default or Event of Default then exists or would result therefrom.

               6.7 ERISA. (a) At any time, permit any Pension Plan to: (i) engage in any non-exempt "prohibited transaction" (as defined in Section 4975 of the Code); (ii) fail to comply with ERISA or any other applicable Laws; (iii) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA); or (iv) terminate in any manner, which, with respect to each event listed above, could reasonably be expected to result in a Material Adverse Effect or (b) withdraw, completely or partially, from any Multiemployer Plan if to do so could reasonably be expected to result in a Material Adverse Effect.

               6.8 Change in Nature of Business. Make any change in the nature of the business of Borrower and the other Obligors, taken as a whole, as at present conducted.

               6.9 Liens and Negative Pledges. Create, incur, assume or suffer to exist any Lien or Negative Pledge of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

                       (a) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 4.7A and any renewals/extensions or amendments thereof, provided that the obligations secured or benefited thereby are not increased;

                       (b) Liens and Negative Pledges under the Loan Documents;

                       (c) Permitted Encumbrances;

                       (d) Liens on Property acquired by Borrower or any Subsidiary that were in existence at the time of the acquisition of such Property and were not created in contemplation of such acquisition provided that the aggregate amount of Indebtedness of Borrower and its subsidiaries secured by such liens shall not at any time exceed $250,000; and

                       (e) Liens securing Indebtedness permitted by Section 6.10(d) on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness or with the proceeds of any Indebtedness directly or indirectly refinanced by such Indebtedness.

               6.10 Indebtedness and Guaranty Obligations. Create, incur or assume any Indebtedness or Guaranty Obligation except:

                       (a) Indebtedness and Guaranty Obligations existing on the Closing Date and disclosed in Schedule 6.10, and refinancings, renewals, extensions or amendments that do not increase the amount thereof;

                       (b) Indebtedness and Guaranty Obligations under the Loan Documents;

                       (c) Indebtedness and Guaranty Obligations owed to Borrower or any of its domestic Subsidiaries;

                       (d) Indebtedness consisting of Capital Lease Obligations, or otherwise incurred to finance the purchase or construction of capital assets (which shall be deemed to exist if the Indebtedness is incurred at or within 90 days before or after the purchase or construction of the capital asset), or to refinance any such Indebtedness, provided that the aggregate principal amount of such Indebtedness incurred after the Closing Date shall not exceed $5,000,000 at any one time outstanding (as determined in accordance with GAAP consistently applied);

                       (e) unsecured Subordinated Obligations incurred after the Closing Date by Borrower in favor of a seller of a business acquired in a Permitted Acquisition; provided the aggregate amount of all such Subordinated Obligations shall not exceed $2,000,000 at any one time outstanding;

                       (f) Subordinated Obligations (other than those described in clause (e) above) in such amount as may be approved in writing by the Requisite Lenders;

                       (g) Indebtedness consisting of Interest Rate Protection Agreements; and

                       (h) Indebtedness not described in clauses (a)-(g) above in an aggregate amount not to exceed $2,000,000 at any one time outstanding; provided that such Indebtedness is not on terms, whether with respect to covenants, defaults or otherwise, that are more restrictive than the terms contained in the Loan Documents.

               6.11 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (without duplication): (a) salary, bonus, employee stock option and other compensation arrangements with directors or officers in the ordinary course of business, (b) Distributions permitted pursuant to Section 6.6; and (c) transactions on overall terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's-length transaction between unrelated parties of equal bargaining power.

               6.12 Funded Debt Ratio. Permit the Funded Debt Ratio, as of the last day of any Fiscal Quarter, to be greater than the ratio set forth below opposite such Fiscal Quarter


                  Amount                    Maximum Ratio
                  ------                    -------------
   Each Fiscal Quarter ending March 31,      2.0:1.0
   June 30 or September 30

   December 31, 2001                         1.25:1.00

   Each Fiscal Quarter ending December 31
   (other than December 31, 2001)            1.00:1.00


               6.13 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio, as of the last day of any Fiscal Quarter, to be less than 1.40:1.00.

               6.14 Current Ratio. Permit the Current Ratio (a) to be less than 1.25:1.00 at any time during any Fiscal Quarter ending March 31, June 30 or September 30 and (b) to be less than 1.35:1.00 at any time during any Fiscal Quarter ending December 31.

               6.15 Tangible Net Worth. Permit Tangible Net Worth, at any time, to be less than the sum of (a) $20,072,000, plus (b) an amount equal to 50% of Net Income earned after the Closing Date (with no deduction for a net loss in any such Fiscal Quarter) plus (c) an amount equal to 90% of the aggregate increases in Stockholders' Equity of Borrower and its Subsidiaries after the Closing Date by reason of the issuance and sale of capital stock of Borrower or any Subsidiary thereof (including upon any conversion of debt Securities of Borrower or any Subsidiary thereof into such capital stock).

               6.16 Investments and Acquisitions. Make any Acquisition or enter into any agreement to make any Acquisition unless approved in advance by the Administrative Agent and the Requisite Lenders in writing, or make or suffer to exist any Investment, other than:

                       (a) Permitted Acquisitions;

                       (b) Investments in existence on the Closing Date and disclosed on Schedule 6.16;

                       (c) Investments consisting of Cash Equivalents;

                       (d) Investments consisting of advances to officers, directors and employees of Borrower and its Subsidiaries for travel, entertainment, relocation, anticipated bonus and analogous ordinary business purposes provided that the aggregate amount of such Investments does not exceed $100,000 at any time outstanding;

                       (e) Investments in a Subsidiary that is a wholly-owned Subsidiary of Borrower, provided that each such Subsidiary shall have executed and delivered to the Administrative Agent, or caused to be executed and delivered to the Administrative Agent, all such Collateral Documents and other documents and instruments required by the Administrative Agent pursuant to Section 5.11;

                       (f) Investments consisting of the extension of credit to customers or suppliers of Borrower and its Subsidiaries in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof;

                       (g) Investments received in connection with the settlement of a bona fide dispute with another Person provided that the aggregate amount of such Investments does not exceed $250,000 at any time outstanding; and

                       (h) Investments representing all or a portion of the sales price of Property sold or services provided to another Person provided that the aggregate amount of such Investments does not exceed $250,000 at any time outstanding.

               6.17 Capital Expenditures. Make any Capital Expenditure in any Fiscal Year, if to do so would result in the aggregate of all Capital Expenditures (calculated on the basis of aggregate exposure) made in such Fiscal Year to exceed $4,500,000.

               6.18 Operating Leases. Incur any obligation to pay rent under an operating lease in any Fiscal Year if to do so would result in the aggregate obligation of Borrower and its Subsidiaries to pay rent under all operating leases in that Fiscal Year to exceed $2,500,000.

               6.19 Subsidiary Indebtedness. Permit (whether or not otherwise permitted under Section 6.10) any Subsidiary to create, incur, assume or suffer to exist any Indebtedness or Guaranty Obligation, except (a) Indebtedness and Guaranty Obligations in existence on the Closing Date, (b) a Guaranty Obligation required by Section 5.11, (c) Indebtedness owed to a Borrower or a Subsidiary and (d) Capital Lease Obligations and purchase money obligations of any Subsidiary in respect of Property used by that Subsidiary that comply with the provisions of Section 6.10(d).

               6.20 Amendments. Amend or modify any term or provision of (a) any indenture, agreement or instrument evidencing or governing any Subordinated Obligation or (b) any material provision of any Material Contract, if in any such case such amendment or modification in any respect will or may adversely affect the interest of the Lenders.

               6.21 Change in Location of Chief Executive Offices, Jurisdiction of Organization and Assets. Relocate the chief executive office, or change the jurisdiction of organization, of Borrower or any of its Subsidiaries without first giving the Administrative Agent thirty (30) days' prior written notice of any relocation or change. Borrower shall move, nor shall it permit any Subsidiary to move, any of its respective Property to a jurisdiction other than any one of the jurisdictions identified in Schedule 6.21 without first giving the Administrative Agent ten (10) calendar days prior written notice of any such proposed relocation, other than to the extent that any such Property has been sold pursuant to a sale in the ordinary course of business.

               6.22 Use of Lender's Name. Use any Lender's name (or the name of any of any Lender's Affiliates) in connection with any of their business operations except to identify the existence of the Facilities and the names of the Lenders in the ordinary course of Borrower's business. Nothing contained in this Agreement is intended to permit or authorize Borrower to make any commitment or contract on behalf of any Lender or the Administrative Agent.

               6.23 Change of Fiscal Periods. Change its Fiscal Year or any other fiscal period with respect to which it reports financial results hereunder or otherwise.

               6.24 Certain Other Restricted Payments. Pay or otherwise incur management, consulting or other similar fees to any Affiliate of Borrower, excluding management, consulting or other similar fees payable to KRG Capital Partners, LLC in an aggregate amount not to exceed $250,000 per annum.

               6.25 Deposits and Investment Accounts. Open, transfer or maintain any deposit or investment account, other than the accounts specified in Schedule 4.7(b), without giving the Administrative Agent twenty (20) days prior written notice of the opening of any such account that is to be included as Collateral.

                                   Article 7.
                     INFORMATION AND REPORTING REQUIREMENTS

               7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid, or any portion of any of the Commitments remains in force, Borrower shall, unless the Administrative Agent (with the written approval of the Requisite Lenders) otherwise consents, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders, a sufficient number of copies for all of the Lenders of the following:

                       (a) As soon as practicable, and in any event within forty-five (45) days after the end of each Fiscal Quarter ending March 31, June 30 and September 30 (commencing with the Fiscal Quarter ending March 31, 2002), the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the consolidated statements of income, operations and cash flows for such Fiscal Quarter, and the portion of the Fiscal Year ended with such Fiscal Quarter, all in reasonable detail. Such financial statements shall be (i) certified by the president or chief financial officer of Borrower as fairly presenting the financial condition, results of operations and cash flows of Borrower and its Subsidiaries in accordance with GAAP (other than footnote disclosures), consistently applied, as at such date and for such periods, subject only to normal year-end accruals and audit adjustments and (ii) accompanied by a performance budget analysis reasonably acceptable to the Administrative Agent.

                       (b) As soon as practicable, and in any event within ninety (90) days after the end of each Fiscal Year, the consolidated balance sheet of Borrower and its Subsidiaries as at the end of such Fiscal Year and the consolidated statements of income, operations, stockkholders' equity and cash flows, in each case of Borrower and its Subsidiaries for such Fiscal Year, all in reasonable detail. Such financial statements shall be prepared in accordance with GAAP, consistently applied, and such consolidated financial statements shall be accompanied by a report of KPMG Peat Marwick or other independent public accountants of recognized standing selected by Borrower and reasonably satisfactory to the Requisite Lenders (without giving effect to the proviso in the definition thereof), which report shall be prepared in accordance with generally accepted auditing standards as at such date, and shall not be subject to any qualifications or exceptions, and which report shall specifically disclose any changes discovered by such accountants in Borrower's or its Subsidiaries' applicable process of management of Accounts. Such accountants' report shall be accompanied by a certificate stating that, in making the examination pursuant to generally accepted auditing standards necessary for the certification of such financial statements and such report, such accountants have obtained no knowledge of any Default then existing or, if, in the opinion of such accountants, any such Default shall exist, stating the nature and status of such Default, and stating that such accountants have reviewed Borrower's financial calculations as at the end of such Fiscal Year (which shall accompany such certificate) under Sections 6.12, 6.13, 6.14 and 6.15, have read such Sections (including the definitions of all defined terms used therein) and that nothing has come to the attention of such accountants in the course of such examination that would cause them to believe that the same were not calculated by Borrower in the manner prescribed by this Agreement In addition, Borrower shall deliver to the Administrative Agent a copy of (i) any "management letter" prepared by such accountants in conjunction with preparation of the foregoing report and (ii) a separate report prepared by such accountants in conjunction with preparation of the foregoing report, pursuant to which separate report such accountants shall be required to disclose any material changes discovered by such accountants in the then current account management process (including the determination of returns and reserves, inventory management practices, and accounts receivable management practices).

                       (c) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter, a Pricing Certificate setting forth a calculation of the Leverage Ratio as of the last day of such Fiscal Quarter, and providing reasonable detail as to the calculation thereof, which calculations in the case of the fourth Fiscal Quarter in any Fiscal Year shall be based on the preliminary unaudited financial statements of Borrower and its Subsidiaries for such Fiscal Quarter, and as soon as practicable thereafter, in the event of any material variance in the actual calculation of the Leverage Ratio from such preliminary calculation, a revised Pricing Certificate setting forth the actual calculation thereof;

                       (d) As soon as practicable, and in any event not later than thirty (30) days prior to the commencement of each Fiscal Year, a budget and projection of Borrower and its Subsidiaries setting forth (i) by Fiscal Quarter for the four (4) Fiscal Quarters of that Fiscal Year and (ii) on an annual basis for each succeeding Fiscal Year thereafter through the latest Maturity Date, projected balance sheets, statements of operations and statements of cash flow, all in reasonable detail;

                       (e) Within thirty (30) days after filing, but in no event later than October 15th, copies of Borrower's and each Subsidiary's (to the extent prepared and filed) filed federal income tax returns for such year;

                       (f) Promptly after request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to Borrower by independent accountants in connection with the accounts or books of Borrower, or any of its Subsidiaries, or any audit of any of them;

                       (g) Promptly after the same are available, and in any event within five (5) Banking Days after filing with the Securities and Exchange Commission, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Borrower or any of its Subsidiaries, and copies of all annual, regular, periodic and special reports and registration statements which Borrower or any of its Subsidiaries may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and not otherwise required to be delivered to the Lenders pursuant to other provisions of this
        Section 7.1;

                       (h) Promptly after request by Lender, copies of any other report or other document that was filed by Borrower, with any Governmental Agency;

                       (i) Promptly upon a Senior Officer of Borrower, becoming aware, and in any event within five (5) Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA, but excluding such events as to which the PBGC has by regulation waived the requirement therein contained that it be notified within thirty days of the occurrence of such event) or
        (ii) non-exempt "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) involving any Pension Plan or any trust created thereunder, telephonic notice specifying the nature thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature thereof and specifying what action Borrower is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto;

                       (j) As soon as practicable, and in any event within two
        (2) Banking Days after a Senior Officer of Borrower becomes aware of the existence of any condition or event which constitutes a Default or Event of Default, telephonic notice specifying the nature and period of existence thereof, and, no more than two (2) Banking Days after such telephonic notice, written notice again specifying the nature and period of existence thereof and specifying what action Borrower is taking or proposes to take with respect thereto;

                       (k) Promptly upon a Senior Officer of Borrower becoming aware that (i) any Person has commenced a legal proceeding with respect to a claim against Borrower that is $250,000 or more in excess of the amount thereof that is fully covered by insurance, (ii) any creditor under a credit agreement involving Indebtedness of $250,000 or more or any lessor under a lease involving aggregate rent of $250,000 or more has asserted a default thereunder on the part of Borrower or, (iii) any Person has commenced a legal proceeding with respect to a claim against Borrower under a contract that is not a credit agreement or material lease with respect to a claim of in excess of $250,000 or which otherwise may reasonably be expected to result in a Material Adverse Effect, a written notice describing the pertinent facts relating thereto and what action Borrower is taking or proposes to take with respect thereto;

                       (l) Together with the financial statements delivered pursuant to Sections 7.1(a) and (b), a consolidated statement of the total project backlog (with work in progress information on major projects, if requested by the Administrative Agent) of Borrower and its Subsidiaries; and

                       (m) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or the Requisite Lenders.

               7.2 Compliance Certificates. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of any of the Commitments remain outstanding, Borrower shall, at Borrower's sole expense, deliver to the Administrative Agent for distribution by it to the Lenders concurrently with the financial statements required pursuant to Sections 7.1(a) and 7.1(b), a Compliance Certificate signed by the president or chief financial officer of Borrower.

                                   Article 8.
                                   CONDITIONS

               8.1 Initial Advances. The obligation of each Closing Date Lender to make the initial Advance to be made by it, and the obligation of the Issuing Lender to issue the initial Letter of Credit (as applicable), is subject to the following conditions precedent, each of which shall be satisfied prior to the making of the initial Advances or the issuance of the initial Letter of Credit (as applicable) (unless all of the Closing Date Lenders, in their sole and absolute discretion, shall agree otherwise):

                       (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance satisfactory to the Administrative Agent and its legal counsel (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent otherwise agrees or directs):

                               (1) at least one (1) executed counterpart of this
                       Agreement, together with arrangements satisfactory to the Administrative Agent for additional executed counterparts, sufficient in number for distribution to the Closing Date Lenders and Borrower;

                               (2) Revolving Notes executed by Borrower in favor
                       of each Closing Date Lender, each in a principal amount equal to that Lender's Revolving Commitment;

                               (3) Term Notes executed by Borrower in favor of
                       each Closing Date Lender, each in a principal amount equal to that Lender's Term Commitment;

                               (4) the Subsidiary Guaranty executed by the
                       Guarantors;

                               (5) the Pledge Agreement executed by the
                       Pledgors;

                               (6) the Pledged Collateral, together with
                       executed undated stock powers (or the equivalent) relating thereto and any and all Intercompany Notes, endorsed in blank;

                               (7) the Security Agreement executed by Borrower
                       and its Subsidiaries;

                               (8) the Swing Line Documents executed by
                       Borrower;

                               (9) such financing statements on Form UCC-1
                       executed by Borrower and its Subsidiaries with respect to the Collateral Documents as the Administrative Agent may request;

                               (10) a landlord waiver/consent, or other
                       appropriate waiver/consent with respect to the properties located at 2830 Barrett Avenue, Perris, CA, 195 East Morgan Street, Perris, CA and 12030 South Harlan Road, Lathrop, CA, in form and substance reasonably satisfactory to the Administrative Agent;

                               (11) with respect to Borrower and the
                       Subsidiaries, such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each such Person, their qualification to engage in business in each material jurisdiction in which they are engaged in business or required to be so qualified, their authority to execute, deliver and perform the Loan Documents to which it is a Party (if any), the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including certified copies of articles of incorporation and amendments thereto, articles of organization and amendments thereto, operating agreements and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions or limited liability company resolutions or other applicable authorization document, incumbency certificates, Certificates of Responsible Officials, and the like;

                               (12) the Opinions of Counsel;

                               (13) a Certificate of the president or chief
                       financial officer of Borrower, certifying that attached thereto is a true and correct copy of the Projections, a pro forma Closing Date consolidated balance sheet of Borrower and its Subsidiaries and a calculation of the Tangible Net Worth of Borrower and its Subsidiaries as of the Closing Date and further certifying that the representation contained in Section 4.17 is, to the best of his or her knowledge, true and correct;

                               (14) evidence of the insurance policies required
                       by Section 5.4, together with such endorsements as are necessary to show the Administrative Agent as sole loss payee and an additional insured, as applicable, thereunder;

                               (15) one or more Requests for Borrowing or
                       Requests for Letters of Credit (and, in connection therewith, applicable Letter of Credit Agreements);

                               (16) a Certificate signed by a Senior Officer of
                       Borrower certifying that the conditions specified in Sections 8.1(g) and 8.1(h) have been satisfied; and

                               (17) such other assurances, certificates,
                       documents, consents or opinions as the Administrative Agent and/or any Closing Date Lender reasonably may require.

                       (b) The fees payable on the Closing Date pursuant to
        Section 3.3 shall have been paid.

                       (c) The Administrative Agent shall be reasonably satisfied that, upon the filing of the financing statements described in
        Section 8.1(a)(10) and the Patent Security Agreement and the Trademark Security Agreement with the appropriate Governmental Agencies, the Administrative Agent (on behalf of the Lenders) will hold a first priority perfected Lien in the Collateral described respectively therein subject only to Permitted Encumbrances and other encumbrances permitted pursuant to Section 6.9.

                       (d) The Administrative Agent shall have completed and received all audits, inspections and examinations as deemed necessary in the Administrative Agent's reasonable opinion with respect to the Collateral, the books and records of Borrower and its Subsidiaries, the financial and business condition and operations of Borrower and its Subsidiaries and the transactions contemplated hereby.

                       (e) The corporate structure of Borrower and the Subsidiaries shall be reasonably satisfactory to the Closing Date Lenders.

                       (f) The reasonable costs and expenses of the Administrative Agent in connection with the preparation of the Loan Documents payable pursuant to Section 11.3, and invoiced to Borrower prior to the Closing Date, shall have been paid.

                       (g) The representations and warranties of Borrower contained in Article 4 shall be true and correct in all material respects.

                       (h) Borrower and any other Parties shall be in compliance with all the terms and provisions of the Loan Documents, and giving effect to the initial Advances or initial Letter of Credit (as applicable), no Default or Event of Default shall have occurred and be continuing.

                       (i) Borrower shall have delivered to the Administrative Agent, evidence, in form and substance satisfactory to the Lenders, that the BofA Credit Facilities have been or will be concurrently terminated and that all Liens securing any part of the BofA Credit Facilities have been or will be concurrently reconveyed, released and/or terminated, as the case may be.

                       (j) All legal matters relating to the Loan Documents shall be reasonably satisfactory to Sheppard, Mullin, Richter & Hampton LLP, special counsel to Lender.

                       (k) The Closing Date shall have occurred on or before December 31, 2001.

               8.2 Any Advance. The obligation of each Lender to make any Advance, and the obligation of the Issuing Lender to issue any Letter of Credit, is subject to the following conditions precedent (unless the Requisite Lenders or, in any case where the approval of all of the Lenders is required pursuant to
Section 11.2, all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                       (a) except (i) for representations and warranties which expressly speak as of a particular date or are no longer true and correct as a result of a change which is permitted by this Agreement or
        (ii) as disclosed by Borrower and approved in writing by the Requisite Lenders, the representations and warranties contained in Article 4 (other than Sections 4.4, 4.6 (first sentence), 4.10 and 4.17) shall be true and correct in all material respects on and as of the date of the Advance or the Letter of Credit as though made on that date;

                       (b) no circumstance or event shall have occurred that constitutes a Material Adverse Effect since the Closing Date;

                       (c) other than matters described in Schedule 4.10 or not required as of the Closing Date to be therein described, there shall not be then pending or threatened any action, suit, proceeding or investigation against or affecting Borrower or any other Obligor or any Property of any of them before any Governmental Agency that constitutes a Material Adverse Effect;

                       (d) the Administrative Agent shall have timely received a Request for Borrowing (or telephonic or other request for Borrowing referred to in the second sentence of Section 2.1(d), if applicable), or the Issuing Lender shall have received a Request for Letter of Credit, as the case may be, in compliance with Article 2; and

                       (e) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Lenders reasonably may require.

                                   Article 9.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

               9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

                       (a) Borrower fails to pay (i) any principal on any of the Revolving Notes, or any portion thereof, on the date when due, (ii) any principal on any of the Notes due and payable on the Revolving Maturity Date or the Term Maturity Date, or (iii) any principal on any of the Term Notes (other than principal due on the Term Maturity Date), or any portion thereof, within five (5) Banking Days after the date when due; or

                       (b) Borrower fails to pay any interest on any of the Notes, or any fees under Sections 3.2 or 3.4, or any portion thereof, within five (5) Banking Days after the date when due; or fail to pay any other fee or amount payable to the Lenders of the Administrative Agent under any Loan Document, or any portion thereof, within five (5) Banking Days after written demand therefor; or

                       (c) Borrower fails to comply with, or cause or permit any of its Subsidiaries to fail to comply with, any of the covenants contained in Article 6; or

                       (d) (i) Borrower fails to comply with Section 7.1(j) in the manner stated therein or (ii) Borrower fails to perform any other reporting requirement set forth in Article 7 within ten (10) Banking Days of the date specified for performance therein; or

                       (e) Borrower or any other Party fails to perform or observe any other covenant or agreement (not specified in clause (a), (b), (c) or (d) above) contained in any Loan Document on its part to be performed or observed within twenty-five (25) Banking Days after the giving of notice by the Administrative Agent on behalf of the Requisite Lenders of such Default; or

                       (f) Any representation or warranty of Borrower or any other Party made in any Loan Document, or in any certificate or other writing delivered by Borrower or such other Party pursuant to any Loan Document, proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Lenders; or

                       (g) to the extent not otherwise addressed in this Section 9.1, Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment, of any present or future Indebtedness of $250,000 or more, or any guaranty of present or future Indebtedness of $250,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event of default to occur, in connection with any present or future Indebtedness of $250,000 or more, or of any guaranty of present or future Indebtedness of $250,000 or more, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such Indebtedness due before the date on which it otherwise would become due or the right to require Borrower or any such Subsidiary to redeem or purchase, or offer to redeem or purchase, all or any portion of such Indebtedness; or

                       (h) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of the Administrative Agent or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which is materially adverse to the interests of the Lenders; or any Collateral Document ceases (other than by action or inaction of the Administrative Agent) to create a valid and effective Lien in any material portion of the Collateral; or any Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                       (i) A final judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $500,000 (not covered by insurance or for which an insurer has reserved its rights) and, absent procurement of a stay of execution, such judgment remains unsatisfied for thirty (30) calendar days after the date of entry of judgment, or in any event later than five (5) days prior to the date of any proposed sale thereunder; or any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of Borrower or any of its Subsidiaries and is not released, vacated or fully bonded within thirty
        (30) calendar days after its issue or levy; or

                       (j) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for sixty
        (60) calendar days; or

                       (k) A Change in Control occurs; or

                       (l) The dissolution or liquidation of Borrower or any of its Subsidiaries other than Trac Modular and any Subsidiary with less than $50,000_ of total assets, or Borrower or any such , or Borrower or any such Subsidiary, any of their partners, members, directors or stockholders, as the case may be, shall take action seeking to effect the dissolution or liquidation of Borrower or such Subsidiary; or

                       (m) The occurrence of an Event of Default (as such term is or may hereafter be specifically defined in any other Loan Document) under any other Loan Document; or

                       (n) Any Pension Plan maintained by Borrower is finally determined by the PBGC to have a material "accumulated funding deficiency" as that term is defined in Section 302 of ERISA in excess of an amount equal to 5% of the consolidated total assets of Borrower as of the most-recently ended Fiscal Quarter; or

                       (o) Any holder of a Subordinated Obligation asserts in writing that such Subordinated Obligation is not subordinated to the Obligations in accordance with its terms and Borrower does not promptly deny in writing such assertion and contest any attempt by such holder to take action based on such assertion;

                       (p) Any event occurs which gives the holder or holders of any Subordinated Obligation (or an agent or trustee on its or their behalf) the right to declare such Subordinated Obligation due before the date on which it otherwise would become due, or the right (other than by reason of a Change in Control) to require the issuer thereof, to redeem or purchase, or offer to redeem or purchase, all or any portion of any Subordinated Obligation, or a final judgment is entered by a court of competent jurisdiction that any Subordinated Obligation is not subordinated in accordance with its terms to the Obligations; or

                       (q) Any event or circumstance (other than those listed in (a)-(p) above) shall occur that constitutes, in the good faith determination of the Requisite Lenders, a Material Adverse Effect and such Material Adverse Effect is not cured, in the good faith determination of the Requisite Lenders, within twenty-five (25) Banking Days after occurrence thereof.

               9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

                       (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in Section 9.1(j):

                               (1) the Commitments to make Advances and all
                       other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by

                       Borrower except that all of the Lenders or the Requisite Lenders (as the case may be, in accordance with Section 11.2) may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Lenders or Requisite Lenders, as the case may be, to reinstate the Commitments and such other obligations and rights and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                               (2) the Issuing Lender may demand immediate
                       payment by Borrower of an amount equal to the Aggregate Effective Amount of all outstanding Letters of Credit to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

                               (3) the Requisite Lenders may request the
                       Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                       (b) Upon the occurrence of any Event of Default described in Section 9.1(j):

                               (1) the Commitments shall terminate without
                       notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitments and make further Advances, which determination shall apply equally to, and shall be binding upon, all the Lenders;

                               (2) an amount equal to the Aggregate Effective
                       Amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Administrative Agent, on behalf of the Lenders, in an interest-bearing cash collateral account as collateral for all of the Obligations; and

                               (3) the unpaid principal of all Notes, all
                       interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                       (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Lenders) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

                       (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including reasonable attorneys' fees and disbursements and the reasonably allocated costs of attorneys employed by the Administrative Agent or by any Lender) of the Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at Law or in equity.

                                   Article 10.
                            THE ADMINISTRATIVE AGENT

               10.1 Appointment and Authorization. Subject to Section 10.8, each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Facilities and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity.

               10.2 Administrative Agent and Affiliates. Wells Fargo (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term "Lender" or "Lenders" includes Wells Fargo in its individual capacity. Wells Fargo (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof, or any Affiliate of Borrower or any Subsidiary thereof, as if it were not the Administrative Agent and without any duty to account therefor to the Lenders. Wells Fargo (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its costs and expenses as Administrative Agent hereunder, or (subject to Section 11.10) for any monies received by it in its capacity as a Lender hereunder. The Administrative Agent shall not be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent.

               10.3 Proportionate Interest in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Lenders' rights to reimbursement for their costs and expenses hereunder (including reasonable attorneys' fees and disbursements and other professional services and the reasonably allocated costs of attorneys employed by the Administrative Agent or a Lender) and subject to the application of payments in accordance with
Section 9.2(d), each Lender shall have an interest in the Lenders' interest in such collateral or interests therein in the same proportions that the aggregate Obligations owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

               10.4 Lenders' Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

               10.5 Action by Administrative Agent.

                       (a) The Administrative Agent may assume that no Default has occurred and is continuing, unless the Administrative Agent (or the Lender that is then the Administrative Agent) has received notice from Borrower stating the nature of the Default or has received notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

                       (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein.

                       (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

                       (d) If the Administrative Agent has received a notice specified in clause (a), the Administrative Agent shall immediately give notice thereof to the Lenders and shall act or not act upon the instructions of the Requisite Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent, and except that if the Requisite Lenders (or all the Lenders, if required under Section 11.2) fail, for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

                       (e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Requisite Lenders (or all the Lenders, if required under Section 11.2), notwithstanding any other provision hereof.

               10.6 Liability of Administrative Agent. Neither the Administrative Agent nor any of its directors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent and its directors, officers, agents, employees and attorneys:

                       (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by that Lender;

                       (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it, or with legal counsel, accountants or other professionals or experts for Borrower or any other Obligor and/or any of their Affiliates or the Lenders, and shall not be liable for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts;

                       (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents;

                       (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or any other Obligor of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any Collateral or any Property, books or records of Borrower or any other Obligor;

                       (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document, any other instrument or writing furnished pursuant thereto or in connection therewith, or any Collateral;

                       (f) Will not incur any liability by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed in good faith by it to be genuine and signed or sent by the proper party or parties; and

                       (g) Will not incur any liability for any arithmetical error in computing any amount paid or payable by Borrower or any other Obligor or paid or payable to or received or receivable from any Lender under any Loan Document, including principal, interest, commitment fees, Advances and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or any other applicable Obligor shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

               10.7 Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share of all of the then applicable Commitments (if any of the Commitments are then in effect) and/or in accordance with its proportion of the aggregate Indebtedness then evidenced by the Notes (if all of the Commitments have then been terminated), indemnify and hold the Administrative Agent and its directors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including reasonable attorneys' fees and disbursements and allocated costs of attorneys employed by the Administrative Agent) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the Indebtedness represented by the Notes) or any action taken or not taken by it as Administrative Agent thereunder, except such as result from its own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent upon demand for that Lender's Pro Rata Share of any out-of-pocket cost or expense incurred by the Administrative Agent in connection with the negotiation, preparation, execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party are required by
Section 11.3 to pay that cost or expense but fails to do so upon demand. Nothing in this Section 10.7 shall entitle the Administrative Agent or any indemnitee referred to above to recover any amount from the Lenders if and to the extent that such amount has theretofore been recovered from Borrower or any of the other Obligors. To the extent that the Administrative Agent or any indemnitee referred to above is later reimbursed such amount by Borrower or any of the other Obligors, it shall return the amounts paid to it by the Lenders in respect of such amount.

               10.8 Successor Administrative Agent. The Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon reasonable notice to the Lenders and Borrower effective upon acceptance of appointment by a successor Administrative Agent. If the Administrative Agent shall resign as Administrative Agent under this Agreement, the Requisite Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be approved by Borrower (and such approval shall not be unreasonably withheld or delayed). If no successor Administrative Agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and Borrower, a successor Administrative Agent from among the Lenders. Upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor

Administrative Agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article 10, and Sections 11.3, 11.11 and 11.21, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. Notwithstanding the foregoing, if no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided for above.

               10.9 No Obligations of Borrower. Nothing contained in this
Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement. In addition, Borrower may rely on a written statement by the Administrative Agent to the effect that it has obtained the written consent of the Requisite Lenders or all of the Lenders, as applicable under Section 11.2, in connection with a waiver, amendment, consent, approval or other action by the Lenders hereunder, and shall have no obligation to verify or confirm the same.

                                   Article 11.
                                  MISCELLANEOUS

               11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Borrowing without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Borrowing.

               11.2 Amendments; Consents. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the written approval of the Requisite Lenders (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a Party, signed by Borrower, and, in the case of any amendment, modification or supplement to Article 10, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                       (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Note, or the amount of the Facilities or the Pro Rata Share of any Facility of any Lender or the amount of any commitment fee payable to any Lender, or any other fee or amount payable to any Lender (in its capacity as a Lender) under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any fee;

                       (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any fee, or to extend the term of the Facilities;

                       (c) To amend the provisions of the definition of "Requisite Lenders", "Amortization Date", "Term Amortization Amount", "Revolving Facility Maturity Date", or "Term Maturity Date";

                       (d) To release any Guarantor from its Guaranty or to release any Collateral from the Lien of the Collateral Documents with a book value (as determined in accordance with GAAP) in excess of $200,000 except if such release of material Collateral occurs in connection with a Disposition permitted under Section 6.2 or other action permitted under the Loan Documents, in which case such release shall not require the consent of any of the Lenders; or

                       (e) To amend or waive Article 8 or this Section 11.2; or

                       (f) To amend any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section 11.2 shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

               11.3 Costs, Expenses and Taxes. Borrower shall pay within five
(5) Banking Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Lenders in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel (including, without duplication, reasonably allocated costs of legal counsel employed by the Administrative Agent or any Lender), independent public accountants and other outside experts retained by the Administrative Agent or any Lender, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of any Borrower, any other Obligor or any Subsidiary thereof. Borrower shall pay any and all documentary and other taxes, excluding
(i) taxes imposed on or measured in whole or in part by a Lender's overall net income imposed on it by (A) any jurisdiction (or political subdivision thereof) in which it is organized or maintains its principal office or Eurodollar Lending Office or (B) any jurisdiction (or political subdivision thereof) in which it is "doing business" or (ii) any withholding taxes or other taxes based on gross income imposed by the United States of America for any period with respect to which it has failed to provide Borrower with the appropriate form or forms required by Section 11.21, to the extent such forms are then required by applicable Laws and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify on the terms set forth in
Section 11.11 the Administrative Agent and the Lenders from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Obligor (or any Subsidiary thereof) to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section 11.3 shall bear interest from the fifth Banking Day following the date of demand for payment at the Default Rate.

               11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower, any other Obligor or any Affiliate of any Obligor. A default by any Lender will not increase the Commitment of any other Lender or the Pro Rata Share of the Facilities attributable to any other Lender. Any Lender not in default may, if it desires, assume (in such proportion as the nondefaulting Lenders agree) the obligations of any Lender in default, but no Lender is obligated to do so.

               11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery of the Notes, and have been or will be relied upon by Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

               11.6 Notices. Except as otherwise expressly provided in the Loan Documents, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telegraphed, telecopied, dispatched by commercial courier or delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the fourth Banking Day after deposit in the United States mail with first class or airmail postage prepaid; if given by telegraph or cable, when delivered to the telegraph company with charges prepaid; if given by telecopier, when sent; if dispatched by commercial courier, on the scheduled delivery date; or if given by personal delivery, when delivered.

               11.7 Execution of Loan Documents. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other

Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

               11.8 Binding Effect; Assignment.

                       (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                       (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment, the Advances owing to it and the Note or Notes held by it); provided that, subject to subsection (f) below, (i) such Eligible Assignee, if not then a Lender or an Affiliate of the assigning Lender, shall be approved by the Administrative Agent and Borrower (neither of which approvals shall be unreasonably withheld or delayed), (ii) such assignment shall be evidenced by an Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent as hereinbelow provided, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining rights and obligations of the assigning Lender under this Agreement, the assignment shall not assign a portion of such assigning Lender's Commitments and/or Advances owing to such assigning Lender that is equivalent to less than $5,000,000, and (iv) the effective date of any such assignment shall be as specified in the Assignment and Acceptance, but not earlier than the date which is five
        (5) Banking Days after the date the Administrative Agent has received the Assignment and Acceptance. Upon the effective date of such Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Commitments and/or Advances therein set forth and, to the extent of such Commitments and/or Advances, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of such Lender's Notes) to such assignee Lender, Notes evidencing that assignee Lender's Commitments and/or Advances, and to the assigning Lender, Notes evidencing the remaining balance of the Commitments and/or Advances retained by the assigning Lender.

                       (c) By executing and delivering an Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that: (i) other than the representation and warranty that it is the legal and beneficial owner of the rights and obligations hereunder being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                       (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Assignment and Acceptance delivered to it and a register (the "Register") of the names and address of each of the Lenders and the Pro Rata Share of the Commitments held by each Lender, giving effect to each Assignment and Acceptance. The Register shall be available during normal business hours for inspection by Borrower or any Lender upon reasonable prior notice to the Administrative Agent. After receipt of a completed Assignment and Acceptance executed by any Lender and an Eligible Assignee, and receipt of an assignment fee of $3,500 from such Lender or Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Lenders a revised Schedule 1.1 giving effect thereto. Borrower, the Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the Pro Rata Shares of the Facilities listed therein for all purposes hereof, and no assignment or transfer of any Lender's rights and obligations hereunder shall be effective, in each case unless and until an Assignment and Acceptance effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided above. Prior to such recordation, all amounts owed with respect to the applicable Pro Rata Shares of the Facilities shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Pro Rata Shares of any of the Facilities.

                       (e) Each Lender may from time to time grant participations to one or more banks or other financial institutions in or to all or a portion of its rights and/or obligations under this Agreement; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of Sections 3.5, 3.6, 11.11 and 11.21 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of the Lender granting such participation absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation interest shall be expressed as a percentage of the granting Lender's Pro Rata Share of each applicable Facility as it then exists and shall not restrict an increase in the Facilities (or the aggregate Commitments pertaining thereto), or in the granting Lender's rights and obligations hereunder, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend any Amortization Date, any applicable Maturity Date or any other date upon which any payment of money is due to the Lenders, (B) reduce the rate of interest on the Notes, any fee or any other monetary amount payable to the Lenders, (C) reduce the amount of any installment of principal due under the Notes, or (D) release any Guarantor from its Guaranty.

                       (f) Borrower agrees that upon the occurrence and during the continuance of any Event of Default, each Lender shall be entitled to assign its rights hereunder and under the Loan Documents, or grant participation interests in its rights under this Agreement and the Loan Documents, to any Person, in whole or in any part thereof, notwithstanding any provisions contained herein (including those set forth in subsection (b) above) or in any other Loan Document to the contrary, except that, other than (i) assignments by a Lender to an Affiliate of such Lender or to another Lender or (ii) pledges described in the last sentence of subsection (a) above, no assignment shall be made without the approval of the Administrative Agent.

               11.9 Right of Setoff. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but in each case only with the consent of the Requisite Lenders) may exercise its rights under Article 9 of the UCC and other applicable Laws and, to the extent permitted by applicable Laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

               11.10 Sharing of Setoffs. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against a Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) the Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from each of the other Lenders a participation in the Obligations held by the other Lenders and shall pay to the other Lenders a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by a Borrower or any Person claiming through or succeeding to the rights of a Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section 11.10 shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased pursuant to this Section
11.10 may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased.

               11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Lender and their respective directors, officers, agents, attorneys and employees (collectively the "Indemnitees") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for any amount excluded from the definition of "Taxes" in Section 3.10(e)) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, any other Obligor, any Affiliate of any Obligor or any partner, officer, director, stockholder, or other equity interest holder of any Obligor relating to any of the Facilities, the use or contemplated use of proceeds of any Borrowing, or the relationship of Borrower and the Lenders under this Agreement; (b) any administrative or investigative proceeding by any Governmental Agency arising out of or related to a claim, demand, action or cause of action described in clause (a) above; and
(c) any and all liabilities, losses, reasonable costs or expenses (including reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by any Indemnitee and disbursements of such attorneys and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any liability, loss, cost or expense caused by its own gross negligence or willful misconduct or for any liability, loss, cost or expense asserted against it by another Indemnitee. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrower, but the failure to so promptly notify Borrower shall not affect Borrower's obligations under this

Section unless such failure materially prejudices Borrower's right to participate in the contest of such claim, demand, action or cause of action, as hereinafter provided. Such Indemnitee may (and shall, if requested by Borrower in writing) contest the validity, applicability and amount of such claim, demand, action or cause of action and shall permit Borrower to participate in such contest. Any Indemnitee that proposes to settle or compromise any claim or proceeding for which Borrower may be liable for payment of indemnity hereunder shall give Borrower written notice of the terms of such proposed settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain Borrower's prior consent (which shall not be unreasonably withheld or delayed). In connection with any claim, demand, action or cause of action covered by this Section 11.11 against more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel (which may be a law firm engaged by the Indemnitees or attorneys employed by an Indemnitee or a combination of the foregoing) selected by the Indemnitees, provided, that if such legal counsel determines in good faith that representing all such Indemnitees would or could result in a conflict of interest under Laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each affected Indemnitee shall be entitled to separate representation by legal counsel selected by that Indemnitee, with all such legal counsel using reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees; and further provided that the Administrative Agent (as an Indemnitee) shall at all times be entitled to representation by separate legal counsel (which may be a law firm or attorneys employed by the Administrative Agent or a combination of the foregoing). Any obligation or liability of Borrower to any Indemnitee under this Section 11.11 shall survive the expiration or termination of this Agreement and the repayment of all Borrowings and the payment and performance of all other Obligations owed to the Lenders.

               11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

                       (a) Any inspections of any Property of Borrower or any other Obligor made by or through the Administrative Agent or the Lenders are for purposes of administration of the Facilities only and Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

                       (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

                       (c) The relationship between Borrower and the Administrative Agent and the Lenders is, and shall at all times remain, solely that of borrower and lenders; neither the Administrative Agent nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower, any other Obligor or any of their respective Affiliates, or to owe any fiduciary duty to Borrower, any other Obligor or any of their respective Affiliates; neither the Administrative Agent nor the Lenders undertake or assume any responsibility or duty to Borrower, any other Obligor or any of their respective Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower, any other Obligor or any of their respective Affiliates of any matter in connection with their Property or the operations of Borrower, any other Obligor or any of their respective Affiliates; Borrower, the other Obligors and their respective Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Lenders in connection with such matters is solely for the protection of the Administrative Agent and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

                       (d) The Administrative Agent and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower, any other Obligor and/or any of their respective Affiliates and Borrower hereby indemnifies and holds the Administrative Agent and the Lenders harmless on the terms set forth in Section 11.11 from any such loss, damage, liability or claim.

               11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Lenders in connection with the Facilities, and is made for the sole benefit of Borrower, the Administrative Agent and the Lenders, and the Administrative Agent's and the Lenders' successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

               11.14 Confidentiality. Each Lender agrees to hold any confidential information that it may receive from Borrower pursuant to this Agreement in confidence, except for disclosure: (a) to other Lenders or Affiliates of a Lender; (b) to legal counsel and accountants for Borrower, any other Obligor or any Lender; (c) to other professional advisors to Borrower or any other Obligor or any Lender, provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this
Section 11.14; (d) to regulatory officials having jurisdiction over that Lender;
(e) as required by Law or legal process, provided that each Lender agrees to notify Borrower of any such disclosures unless prohibited by applicable Laws, or in connection with any legal proceeding to which that Lender and Borrower or any other Obligor are adverse parties; and (f) to another financial institution in connection with a disposition or proposed disposition to that financial institution of all or part of that Lender's interests hereunder or a participation interest in its Note(s), provided that the recipient has accepted such information subject to a confidentiality agreement substantially similar to this Section 11.14. For purposes of the foregoing, "confidential information" shall mean any information respecting Borrower or any other Obligor reasonably considered by Borrower to be confidential, other than (i) information previously filed with any Governmental Agency and available to the public, (ii) information previously published in any public medium from a source other than, directly or indirectly, that Lender, and
(iii) information previously disclosed by Borrower or such other Obligor to any Person not associated with Borrower or such other Obligor which does not owe a professional duty of confidentiality to Borrower or such other Obligor or which has not executed an appropriate confidentiality agreement with Borrower or such other Obligor. Nothing in this Section shall be construed to create or give rise to any fiduciary duty on the part of the Administrative Agent or the Lenders to Borrower or any other Obligor.

Borrower or any other Obligor institutes or consents to the institution of any proceeding

               11.15 Further Assurances. Borrower shall, at its expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as the Requisite Lenders or the Administrative Agent from time to time reasonably require for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

               11.16 Integration. This Agreement, together with the other Loan Documents and the letter agreement referred to in Section 3.3, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

               11.17 Governing Law. EXCEPT TO THE EXTENT OTHERWISE PROVIDED THEREIN, EACH LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN A STATE OR FEDERAL COURT LOCATED IN THE STATE OF CALIFORNIA. THE PARTIES EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN ANY SUCH COURT, AND THE PARTIES HEREBY WAIVE ANY OBJECTION THEY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY ANY SUCH COURT. FURTHERMORE, THE PARTIES HEREBY WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT

THEY MAY HAVE TO ASSERT THE DOCTRINE OF "FORUM NON CONVENIENS" OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.16.

               11.18 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

               11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

               11.20 Time of the Essence. Time is of the essence of the Loan Documents.

               11.21 Foreign Lenders and Participants. Each Lender, and each holder of a participation interest herein, that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia shall deliver to Borrower (with a copy to the Administrative Agent), on or before the Closing Date (or on or before accepting an assignment or receiving a participation interest herein pursuant to Section 11.8, if applicable) two duly completed copies, signed by a Responsible Official, of Form W-8 ECI satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Lender. Thereafter and from time to time, each such Person shall (a) promptly submit to Borrower (with a copy to the Administrative Agent), such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and
(b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Person, and as may be reasonably necessary (including the re-designation of its Eurodollar Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. In the event that Borrower or the Administrative Agent become aware that a participation has been granted pursuant to Section 11.8(e) to a financial institution that is incorporated or otherwise organized under the Laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia, then, upon request made by Borrower or the Administrative Agent to the Lender that granted such participation, such Lender shall cause such participant financial institution to deliver the same documents and information to Borrower and the Administrative Agent as would be required under this Section if such financial institution were a Lender.

               11.22 Hazardous Material Indemnity. Borrower hereby agrees to indemnify, hold harmless and defend (by counsel reasonably satisfactory to the Administrative Agent) the Administrative Agent and each of the Lenders and their respective directors, officers, employees, agents, successors and assigns from and against any and all claims, losses, damages, liabilities, fines, penalties, charges, administrative and judicial proceedings and orders, judgments, remedial action requirements, enforcement actions of any kind, and all reasonable costs and expenses incurred in connection therewith (including but not limited to reasonable attorneys' fees and the reasonably allocated costs of attorneys employed by the Administrative Agent or any Lender, and expenses to the extent that the defense of any such action has not been assumed by Borrower), arising directly or indirectly out of (a) the presence on, in, under or about any Real Property of any Hazardous Materials, or any releases or discharges of any Hazardous Materials on, under or from any Real Property and (b) any activity carried on or undertaken on or off any Real Property by Borrower, any other Obligor or any of their predecessors in title, whether prior to or during the term of this Agreement, and whether by Borrower, any other Obligor or any predecessor in title or any employees, agents, contractors or subcontractors of Borrower, any other Obligor or any predecessor in title, or any third persons at any time occupying or present on any Real Property, in connection with the handling, treatment, removal, storage, decontamination, clean-up, transport or disposal of any Hazardous Materials at any time located or present on, in, under or about any Real Property. The foregoing indemnity shall further apply to any residual contamination on, in, under or about any Real Property, or affecting any natural resources, and to any contamination of any Property or natural resources arising in connection with the generation, use, handling, storage, transport or disposal of any such Hazardous Materials, and irrespective of whether any of such activities were or will be undertaken in accordance with applicable Laws, but the foregoing indemnity shall not apply to Hazardous Materials on, in, under or about any Real Property, the presence of which is caused by the Administrative Agent or the Lenders. Borrower hereby acknowledges and agrees that, notwithstanding any other provision of this Agreement or any of the other Loan Documents to the contrary, the obligations of Borrower under this Section shall be unlimited obligations of Borrower and shall not be secured by any Lien on any Real Property. Any obligation or liability of Borrower to any Indemnitee under this Section 11.22 shall survive the expiration or termination of this Agreement and the repayment of all Advances and the payment and performance of all other Obligations owed to the Lenders.

               11.23 Waiver of Right to Trial by Jury. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN

EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

               11.24 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY LENDER THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

                     [THIS SPACE INTENTIONALLY LEFT BLANK -
                           SIGNATURE PAGES TO FOLLOW[

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    MODTECH HOLDINGS, INC.,
                                    a Delaware corporation

                                    By
                                            --------------------------------
                                                   Evan M. Gruber
                                                   Chief Executive Officer



                                    Address for Borrower:


                                    Modtech Holdings, Inc.
                                    2830 Barrett Avenue
                                    Perris, California 92571
                                    Attn:  Evan M. Gruber

                                    Telecopier:  (909) 943-9655
                                    Telephone:   (909) 943-4014

                                    With a copy to:

                                    Hadden & Zepfel, LLP
                                    4685 MacArthur Court, Suite 220
                                    Newport Beach, California 92660
                                    Attn:  Jon R. Haddan
                                    Telecopier:  (949) 752-6161
                                    Telephone:   (949) 752-6100

                                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    as Administrative Agent

                                    By
                                            --------------------------------
                                                   Daniel Pallares
                                                   Vice President


                                    Address for notices to Administrative Agent for borrowings and payments:

                                    Wells Fargo Bank, National Association
                                    1000 Lakes Drive, Suite 250
                                    West Covina, California 91790
                                    Attn:  Modtech Account Officer

                                    Telecopier:  (626) 919-2909
                                    Telephone:   (626) 919-6615

                                    With a copy to:

                                    Wells Fargo Bank, National Association
                                    201 Third Street, 8th Floor
                                    San Francisco, California 94103
                                    Attn:  Modtech Agency Officer

                                    Telecopier:  (415) 546-6353
                                    Telephone:   (415) 477-5339

                                    WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                    as a Lender

                                    By
                                            --------------------------------
                                                   Daniel Pallares
                                                   Vice President

                                    Address:

                                    1000 Lakes Drive, Suite 250
                                    West Covina, California 91790
                                    Attn: Modtech Account Officer

                                    Telecopier:  (626) 919-2909
                                    Telephone:   (626) 919-6615

                                    UNION BANK OF CALIFORNIA, N.A.,
                                    as a Lender

                                    By
                                            --------------------------------
                                            Name:
                                            Title:


                                    445 South Figueroa Street, 10th Floor
                                    Los Angeles, California 90071
                                    Attn: Modtech Account Officer

                                    Telecopier:  (213) 236-7637
                                    Telephone:   (213) 236-7014

                                    COMERICA BANK-CALIFORNIA,
                                    as a Lender

                                    By
                                            --------------------------------
                                            Name:
                                            Title:

                                    Address:

                                    695 Town Center Drive, Suite 100
                                    Costa Mesa, California 92626
                                    Attn: Modtech Account Officer

                                    Telecopier:  (714) 641-2219
                                    Telephone:   (714) 641-2280

                                  SCHEDULE 1.1
                             LENDER COMMITMENTS AND
                                 PRO RATA SHARES


                           LINE OF
BANK                        CREDIT              %             TERM LOAN              %                TOTAL               %
-------------------    --------------    --------------     --------------    --------------     --------------    --------------
WELLS FARGO            $   15,000,000           37.5000%    $11,000,000.00           42.3077%    $   26,000,000           39.3939%
COMERICA-CALIFORNIA    $   12,500,000           31.2500%    $ 7,500,000.00           28.8462%    $   20,000,000           30.3030%
UNION BANK             $   12,500,000           31.2500%    $ 7,500,000.00           28.8462%    $   20,000,000           30.3030%

TOTAL                  $   40,000,000          100.0000%    $26,000,000.00          100.0000%    $   66,000,000          100.0000%


                                       -i-